SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

COMPUTER ASSOCIATES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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July 28, 2004

To Our Stockholders:

      On behalf of the Board of Directors and management of Computer Associates International, Inc., we are pleased to invite you to the 2004 Annual Meeting of Stockholders. The meeting will be held at the Wyndham Wind Watch Hotel in Hauppauge, New York on Wednesday, August 25, beginning at 10:00 a.m. Eastern Daylight Time.

      If you plan to attend the meeting in person, please note that we will provide demonstrations of some of our products, as well as breakfast, beginning at 8:30 a.m. In addition, we expect that our directors will be available for discussion before the meeting begins.

      Further details concerning the meeting, including the formal agenda, are contained in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, there will also be management reports on our business and a discussion period during which you will be able to ask questions.

      Whether or not you plan to attend in person, please vote your shares via the Internet, by telephone or by following the instructions in the accompanying materials.

      Thank you for your consideration and continued support.

Sincerely,

LEWIS S. RANIERI Chairman of the Board of Directors	KENNETH D. CRON Interim Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT -- GENERAL INFORMATION
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, THE BOARD AND MANAGEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS
COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTANT
AUDIT COMMITTEE REPORT
PROPOSAL 3 -- STOCKHOLDER PROPOSAL
SUPPORTING STATEMENT
OPPOSING STATEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
ADVANCE NOTICE PROCEDURES FOR 2005 ANNUAL MEETING
OTHER BUSINESS
HOUSEHOLDING
FORM 10-K
INCORPORATION BY REFERENCE
EXHIBIT A -- CORPORATE GOVERNANCE PRINCIPLES
EXHIBIT B -- AUDIT COMMITTEE CHARTER
EXHIBIT C -- COMPENSATION AND HUMAN RESOURCE COMMITTEE CHARTER
EXHIBIT D -- CORPORATE GOVERNANCE COMMITTEE CHARTER
FORM OF PROXY

COMPUTER ASSOCIATES INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Computer Associates International, Inc.:

      The 2004 Annual Meeting of Stockholders of Computer Associates International, Inc. will be held on Wednesday, August 25, 2004, at 10:00 a.m. Eastern Daylight Time at the Wyndham Wind Watch Hotel, located at 1717 Motor Parkway, Hauppauge, New York, for the following purposes:

(1)	to elect directors for the ensuing year;

(2)	to ratify the appointment of KPMG LLP as the Company’s registered public accountant for the fiscal year ending March 31, 2005;

(3)	to act upon a stockholder proposal; and

(4)	to transact any other business that properly comes before the meeting or any adjournment.

      The Board of Directors has fixed the close of business on June 30, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment.

      Admission tickets and a map showing directions to the meeting are on the outside back cover of this Notice of Annual Meeting and Proxy Statement. To enter the meeting, you will need an admission ticket or other proof that you are a stockholder. If you hold your shares through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership as of June 30, 2004.

      Whether or not you expect to attend, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR SHARES VIA THE INTERNET (BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD) OR VIA TELEPHONE, OR TO MARK, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED. No postage is required if mailed in the United States.

ROBERT B. LAMM
Senior Vice President — Corporate Governance
and Secretary

Islandia, New York

July 28, 2004

COMPUTER ASSOCIATES INTERNATIONAL, INC.

One Computer Associates Plaza
Islandia, NY 11749

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

      This Proxy Statement is furnished to the holders of the Common Stock, par value $.10 per share (“Common Stock”), of Computer Associates International, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2004 Annual Meeting of Stockholders and any adjournment. The meeting will be held on Wednesday, August 25, 2004, at 10:00 a.m. Eastern Daylight Time. The matters expected to be acted upon at the meeting are set forth in the preceding Notice of Annual Meeting. At present, the Board of Directors knows of no other business to come before the meeting.

      The Notice of Meeting, Proxy Statement and form of proxy will be mailed to stockholders beginning on or about July 29, 2004. The Company will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited by personal or telephone conversation, telegram, facsimile, and postings on the Company’s website, ca.com, by the directors, officers and employees of the Company, for which they will not receive any additional compensation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred. The Company also has retained Innisfree M&A Incorporated to assist the Company in soliciting proxies. The fees to be paid to Innisfree are estimated to be $15,000, plus out-of-pocket costs.

Voting and Revocability of Proxy

      The shares represented by valid proxies received and not revoked will be voted at the meeting. Where a proxy specifies a choice with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the instructions given. If no instructions are given, the proxy will be voted (1) FOR the Board’s nominees for election as directors; (2) FOR ratification of the appointment of KPMG LLP as the Company’s registered public accountant for the fiscal year ending March 31, 2005; and (3) AGAINST the stockholder proposal. A stockholder may revoke a proxy at any time before it is exercised by filing a written revocation with the Secretary of the Company, submitting a proxy bearing a later date (including by telephone or the Internet), or voting in person at the meeting.

Record Date and Voting Rights

      Only stockholders of record at the close of business on June 30, 2004 are entitled to notice of and to vote at the meeting or any adjournment. On June 30, 2004, the Company had outstanding 585,614,827 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

      Votes cast at the meeting by proxy or in person will be tabulated by inspectors of election. The inspectors of election will treat shares of Common Stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining or withholding on any or all matters.

      A plurality of the votes cast at the meeting (assuming a quorum) will be sufficient to elect the directors. Accordingly, withheld votes or broker non-votes (described below) as to the election of directors will have no effect on the election of directors.

      Assuming that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote will be required to approve the ratification of the appointment of the registered public accountant and the stockholder proposal. In determining whether the ratification of the appointment of the registered public accountant and the stockholder proposal have received the requisite number of affirmative votes, (1) abstentions will be treated as shares entitled to vote, and therefore will have the effect of a vote against the proposal, and (2) broker non-votes, if any, will be treated as shares that are not entitled to vote and thus will have no effect.

Broker Non-Votes

      A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without such instructions. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as withheld votes, votes against the matter in question, or as abstentions, nor are they counted in determining the number of votes present for the particular matter.

      Under the rules of the New York Stock Exchange (the “NYSE”), if your broker holds shares in your name and delivers this Proxy Statement to you, the broker, in the absence of voting instructions from you, is entitled to vote your shares on Proposals 1 and 2 but not on Proposal 3.

Annual Report

      The Annual Report of the Company for the fiscal year ended March 31, 2004 is being mailed with this Proxy Statement. Stockholders are referred to the Annual Report for financial and other information about the Company. The Annual Report is not a part of this Proxy Statement. The Annual Report is also available on our website at ca.com.

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL STOCKHOLDERS, THE BOARD AND MANAGEMENT

      The following table sets forth information, based on data provided to the Company, with respect to beneficial ownership of shares of the Company’s Common Stock as of June 30, 2004 for (1) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (2) each director and nominee for election as a director of the Company, (3) each of the executive officers of the Company named in the Summary Compensation Table of this Proxy Statement who is not a director (the “Named Executive Officers”), and (4) all directors and executive officers of the Company as a group.

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned(1)		Class

Holders of More Than 5%:
Walter H. Haefner	125,313,380	(2)	21.4%
Careal Holding AG Utoquai 49 8022 Zurich, Switzerland
Private Capital Management, L.P.	56,344,633	(3)	9.6%
8889 Pelican Bay Boulevard Suite 500 Naples, FL 34108
AIM Management Group, Inc.	31,055,494	(4)	5.3%
11 Greenway Plaza, Suite 100 Houston, TX 77046
Directors and Nominees:
Russell M. Artzt	2,770,100		*
Kenneth D. Cron(5)	59,530		*
Alfonse M. D’Amato(5)	100,250		*
Gary J. Fernandes(5)	1,125		*
Robert E. La Blanc(5)	7,750		*
Jay W. Lorsch(5)	6,750		*
Lewis S. Ranieri(5)	137,350		*
Walter P. Schuetze(5)	14,250		*
Laura S. Unger	0		*
Alex Serge Vieux(5)(6)	6,750		*
Named Executive Officers (Non-Directors):
Sanjay Kumar(7)(8)	2,314,525		*
Gary Quinn	712,614		*
Stephen Richards(8)	972,415		*
Douglas E. Robinson	198,936		*
All Directors, Nominees and Executive Officers as a Group (19 persons)(9)	7,607,474		1.4%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Except as indicated below, all persons have represented to the Company that they exercise sole voting and investment power with respect to their shares. The amounts shown in this column include the following shares of Common Stock issuable upon exercise of stock options that either are currently exercisable or will become exercisable within 60 days after June 30, 2004: Mr. Artzt 1,060,914; Mr. Cron 6,750; Mr. D’Amato 20,250; Mr. Fernandes 1,125; Mr. La Blanc 6,750; Mr. Lorsch 6,750; Mr. Ranieri 6,750; Mr. Schuetze 6,750; Mr. Vieux 6,750; Mr. Kumar 1,243,790; Mr. Quinn 671,199; Mr. Richards

954,575; Mr. Robinson 98,489; and all directors and Executive Officers as a group 4,295,511. Amounts shown in the above table also include shares held in the Computer Associates Savings Harvest Plan, our 401(k) plan.

(2)	According to a Schedule 13D/A filed on October 30, 2003, Walter H. Haefner, through Careal Holding AG, a company wholly owned by Mr. Haefner, exercises sole voting power and sole dispositive power over these shares.

(3)	According to a Schedule 13G/A filed on March 10, 2004, Private Capital Management, L.P., an investment adviser registered under the Investment Advisers Act of 1940 (“PCM”), exercises shared voting and dispositive power over these shares. In addition, Bruce S. Sherman, the CEO of PCM, exercises sole voting and dispositive power over 1,617,750 shares and shared voting and dispositive power over 56,457,533 shares. Gregg J. Powers, the President of PCM, exercises sole voting and dispositive power over 400,526 shares, and shared voting and dispositive power over 56,344,633 shares. Messrs. Sherman and Powers exercise shared voting and dispositive power with respect to shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership of the shares held by PCM’s clients.

(4)	According to a Schedule 13G/A filed on February 10, 2004 by AIM Management Group Inc., on behalf of itself and its wholly owned subsidiaries (collectively “AIM”), AIM exercises sole voting and dispositive power over 31,055,494 shares. AIM Management Group Inc. is a holding company and its subsidiaries are investment advisers registered under the Investment Advisers Act of 1940.

(5)	Under the Company’s prior and current compensation plans for non-employee directors, such directors have received a portion of their fees in the form of deferred stock units. Upon termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units accrued in his/her deferred compensation account. As of June 30, 2004, the Company’s non-employee directors had the following number of deferred stock units: Mr. Cron (a non-employee director prior to April 23, 2004) 7,737; Mr. D’Amato 10,083; Mr. Fernandes 4,969; Mr. La Blanc 8,746; Mr. Lorsch 8,746; Mr. Ranieri 7,822; Mr. Schuetze 8,746 and Mr. Vieux 6,423. The deferred stock units are not included in the above table. See “Director Compensation” for more information.

(6)	Mr. Vieux is a current director who is not standing for re-election.

(7)	Includes 57,892 shares held in trust for Mr. Kumar’s minor children. Mr. Kumar has disclaimed beneficial ownership of these shares.

(8)	Information presented for Messrs. Kumar and Richards represents the most recent information available to the Company and excludes shares of restricted stock granted in 2004 that were forfeited when such individuals’ employment with the Company terminated on June 30, 2004.

(9)	This amount includes shares owned by the executive officers of the Company as of June 30, 2004, and the most recent information available for Messrs. Kumar and Richards, who were not executive officers of the Company as of June 30, 2004.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

      On the recommendation of the Corporate Governance Committee, the Board of Directors has nominated the persons named below for election as directors at the meeting, each to serve until the next annual meeting and until his or her successor is duly elected and qualified. The Board has determined that seven of the nominees are independent under NYSE listing requirements and the Company’s independence guidelines. Messrs. Artzt and Cron are deemed not to be independent because they are employees of the Company. Each of the nominees has confirmed to the Company that he or she expects to be able to continue to serve as a director of the Company until the end of his or her term. If, however, at the time of the meeting, any of the nominees named below is not available to serve as a director (an event which the Board does not anticipate), all the proxies granted to vote in favor of such director’s election will be voted for the election of such other person or persons, if any, as the Board may nominate.

      The Company’s policy is that all directors and nominees should attend annual meetings, and the Company currently expects that all of them (other than Mr. Vieux, who is not standing for reelection) will attend the meeting. All of the Company’s directors then in office attended the 2003 Annual Meeting of Stockholders.

      Set forth below are the nominees’ names, biographical information, and the year in which each was first elected a director of the Company.

			Director
Name	Biographical Information	Age	Since

Russell M. Artzt	Executive Vice President — eTrustTM Solutions of the Company since April 2002. Executive Vice President-Research and Development from 1987 until March 2002, and the Senior Development Officer of the Company since 1976.	57	1980

Kenneth D. Cron	Interim CEO of the Company since April 2004. From June 2001 to January 2004, Mr. Cron served as Chairman and CEO of Vivendi Universal Games, Inc., a publisher of online, PC and console-based interactive entertainment and a division of Vivendi Universal, S.A. Mr. Cron served as Chief Executive Officer of the Flipside Network, which later became a part of Vivendi Universal Net USA, from March 2001 to June 2001. He was Chief Executive Officer of Uproar Inc. from September 1999 to March 2001, when Uproar was acquired by Flipside. Mr. Cron worked at CMP Media, Inc. from 1978 to June 1999. At CMP Media, as the President of Publishing, Mr. Cron had responsibility for the company’s United States businesses, including its print publications, trade shows/conferences and online services. He was appointed Chairman of Midway Games Inc. in June 2004.	47	2002

Alfonse M. D’Amato	Managing Director of Park Strategies LLC, a business consulting firm, since January 1999. Mr. D’Amato was a United States Senator from January 1981 until January 1999. During his tenure in the Senate, he served as Chairman of the Senate Committee on Banking, Housing and Urban Affairs, and Chairman of the Commission on Security and Cooperation in Europe.	66	1999

			Director
Name	Biographical Information	Age	Since

Gary J. Fernandes	Retired as Vice Chairman of Electronic Data Systems Corporation (“EDS”) in 1998, after serving as Senior Vice President and a director from 1984 to 1996 and 1981 to 1998, respectively, and as Chairman of EDS’ A.T. Kearney management consulting services subsidiary from 1995 to 1998. Mr. Fernandes founded Convergent Partners, Ltd., a venture capital partnership, and was a partner of Convergent from January to December 1999. He served from 2000 to July 2002 as Chairman and CEO of GroceryWorks, and since 2001 as Advisory Director of MHT Partners and has served as Chairman of FLF Real Estate Ventures. In 1999 he founded Voyagers The Travel Store Holdings, Inc., a chain of travel agencies, and was president and sole shareholder of Voyagers. Mr. Fernandes currently serves on the boards of directors of 7-Eleven, Inc., BancTec, Inc., webMethods, Inc., and Anacomp, Inc.	60	2003

Robert E. La Blanc	Founder and President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm, since 1981. Mr. La Blanc was previously Vice Chairman of Continental Telecom Corporation and, before that, a general partner of Salomon Brothers. He is also a director of Chartered Semiconductor Manufacturing Ltd., Fibernet Telecom Group, Inc., Avatech Solutions, Inc., The Titan Corporation, and a family of Prudential Mutual Funds.	70	2002

Jay W. Lorsch	Louis Kirstein Professor of Human Relations at the Harvard Business School since 1978. Mr. Lorsch has served as Faculty Chairman of the Harvard Business School’s Global Corporate Governance Initiative since 1998. He is an author of more than a dozen books and consultant to the boards of directors of several Fortune 500 companies. He has held several major administrative positions at the School, including Senior Associate Dean from 1986 to 1995.	71	2002

Lewis S. Ranieri	Chairman of the Board of the Company since April 2004; Lead Independent Director of the Company from 2002 to April 2004. Founder and prime originator of Hyperion Partners L.P. and Hyperion Partners II L.P. (“Hyperion”), and chairman or director of various Hyperion entities. He is also Chairman and CEO of Ranieri & Co., Inc., a private investment advisor, and Chairman and a member of the Board of Directors of Hyperion Capital Management, Inc., a registered investment advisor. Prior to forming Hyperion Partners L.P., Mr. Ranieri had been Vice Chairman of Salomon Brothers Inc (“Salomon”) and worked for Salomon from July 1968 to December 1987. He is also a director of Reckson Associates Realty Corp., and Chairman of American Financial Realty Trust, Capital Lease Funding, Inc. and Franklin Bank Corp.	57	2001

			Director
Name	Biographical Information	Age	Since

Walter P. Schuetze	Independent consultant since February 2000. He was Chief Accountant to the Securities and Exchange Commission Division of Enforcement from November 1997 to February 2000, an independent consultant from April 1995 to November 1997, and Chief Accountant to the SEC from January 1992 to March 1995. He was a charter member of the Financial Accounting Standards Board, a member of the Financial Accounting Standards Advisory Council, and a member and chair of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. He is also a director and chairman of the audit committees of TransMontaigne Inc. and NES Rentals Holdings, Inc.	71	2002

Laura S. Unger	Commissioner of the Securities and Exchange Commission from November 1997 to February 2002, including Acting Chairperson of the SEC from February to August 2001. From June 2002 through June 2003, Ms. Unger was employed by CNBC as a Regulatory Expert. She continues to provide commentary for CNBC and other financial media and has a portfolio of speaking engagements and private consulting clients. Before being appointed to the SEC, Ms. Unger served as Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs from October 1990 to November 1997. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC. Ms. Unger serves as a director of Ambac Financial Group, Inc., Borland Software Corporation and MBNA Corporation. Ms. Unger was recommended for consideration as a candidate by an independent director of the Company.	43	N/A (New Nominee)

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

Corporate Governance

      The Company has undertaken several corporate governance initiatives in recent years, including the adoption of Corporate Governance Principles, which contain guidelines for director independence and related matters. The Principles, as amended, are attached to this Proxy Statement as Exhibit A and can also be found, together with other corporate governance information, on the Company’s website at ca.com/governance. Directly and through the Corporate Governance Committee (discussed below), the Board periodically reviews corporate governance developments. In response to these developments and other factors, the Board intends to periodically evaluate the Principles, and revise them and the principal committee charters from time to time, as appropriate.

Board Committees and Meetings

      The Board of Directors has established three principal committees — the Audit Committee, the Compensation and Human Resource Committee, and the Corporate Governance Committee — to carry out certain responsibilities and to assist the Board in meeting its fiduciary obligations. These committees operate under written charters that have been adopted by the respective committees and by the Board, and all the members of these committees are “independent” under both the Company’s Corporate Governance Principles and NYSE requirements. The charters of these committees can be reviewed on our website at

ca.com/governance/committees.htm. They are also attached to this Proxy Statement as Exhibits B, C, and D, respectively. The current members of the committees are as follows:

Compensation
		and Human	Corporate
Independent Directors	Audit	Resource	Governance

A. M. D’Amato	X		X
G. J. Fernandes		X
R. E. La Blanc	X		X
J. W. Lorsch		X	Chair
L. S. Ranieri		Chair
W. P. Schuetze	Chair

      Further information concerning the principal responsibilities and meetings of these committees appears below.

      The Audit Committee’s general purpose is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and internal controls, (2) the qualifications and independence of the Company’s registered public accountant (including the engagement of the registered public accountant), (3) the performance of the Company’s internal audit function and registered public accountant, and (4) the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting. During fiscal 2004 the Committee met six times. Further information on the responsibilities of the Committee is set forth in the Audit Committee Report below.

      The general purpose of the Compensation and Human Resource Committee is to assist the Board in fulfilling its responsibilities with respect to executive compensation and human resources matters, including (1) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating his or her performance in light of those goals and objectives, and, together with the other independent directors, determining and approving his or her compensation level based upon such evaluation; and (2) making recommendations to the Board with respect to the compensation of senior executives other than the CEO, including recommendations regarding equity-based and other incentive compensation plans. During fiscal 2004, the Committee met four times and acted by unanimous written consent on one occasion. Further information concerning the Committee’s responsibilities is set forth in the Compensation and Human Resource Committee Report on Executive Compensation below.

      The Corporate Governance Committee is generally responsible for making recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors, and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of committees of the Board, the designation of committee chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position, and the distribution of information to the Board and its committees; and (3) the compensation of non-employee directors. During fiscal 2004, the Committee met five times. The Committee will consider candidates recommended by stockholders for election as directors; see “Nominating Procedures” and “Advance Notice Procedures for 2005 Annual Meeting” below for more information.

      During the fiscal year ended March 31, 2004, the Board of Directors held 12 meetings and acted by unanimous written consent on one occasion. Each director attended more than 75% of the Board meetings and meetings of the Board committees on which he served.

Nominating Procedures

      The Corporate Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Committee will take into consideration the factors specified in the Company’s Corporate Governance Principles (attached to this Proxy Statement as Exhibit A), as well as the current needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To recommend a candidate for consideration by the Committee, a stockholder must submit the recommendation in writing, including the following information:

•	the name of the stockholder and evidence of the stockholder’s ownership of Company stock, including the number of shares owned and the length of time of such ownership; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if recommended by the Committee and nominated by the Board.

Such recommendations and the information described above should be sent to the Secretary of the Company at One Computer Associates Plaza, Islandia, New York 11749, and must be received by the Secretary not less than 60 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. See “Advance Notice Procedures for 2005 Annual Meeting” for more information.

      Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further; request additional information from the candidate and/or the proposing stockholder; contact references or other persons to assess the candidate; and conduct one or more interviews with the candidate. The Committee may consider such information in light of information regarding any other candidates that the Committee may be evaluating at that time. The evaluation process generally does not vary based on whether or not a candidate is recommended by a stockholder; however, as stated above, the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

      In addition to stockholder recommendations, the Corporate Governance Committee may receive suggestions as to nominees from directors, Company officers or other sources, which may be either unsolicited or in response to requests from the Committee for such suggestions. In addition, the Committee may engage search firms to assist it in identifying director candidates.

Communications with Directors

      The Board of Directors has established a process to receive communications from stockholders and other interested parties. Such parties may contact any member or members of the Board or any committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. Any such correspondence should be addressed to the appropriate person or persons (either by name or by title) and sent by regular mail to the Company’s Secretary at One Computer Associates Plaza, Islandia, New York 11749, or by e-mail to directors@ca.com.

      Each communication received as described above will be reviewed by the Secretary for the sole purpose of determining whether it is appropriate. The Board has determined that the following types of communications are not related to the duties and responsibilities of the Board and its committees and are therefore not appropriate: spam and similar junk mail and mass mailings; product complaints, product inquiries, and new product suggestions; resumes and other job inquiries; surveys; business solicitations or advertisements; and any material that is unduly hostile, threatening, illegal or similarly unsuitable. However, when feasible and otherwise appropriate, certain of these materials may be forwarded to others at the Company. Further, any communication that is deemed inappropriate will be made available to any non-employee director upon request.

Director Compensation

      Only non-employee directors of the Company receive compensation for their services as such. Their compensation is based on a “director service year” that lasts from annual meeting to annual meeting. Under the 2003 Compensation Plan for Non-Employee Directors, each non-employee director receives an annual fee that is fixed by the Board and paid in the form of deferred stock units, except that up to 50% of such fee may be paid in cash, at the director’s election. Following termination of service, a director receives shares of

Common Stock in an amount equal to the number of deferred stock units in his/her deferred compensation account. The current annual fee paid to non-employee directors is $150,000.

      On the recommendation of the Corporate Governance Committee, the Board (with Mr. Schuetze abstaining) authorized the payment of $125,000 in additional director fees under the 2003 Compensation Plan for Non-Employee Directors to Mr. Schuetze for his extraordinary services in connection with the Audit Committee investigation concerning the Company’s prior revenue recognition practices (see “Litigation Involving Certain Directors and Executive Officers”). The Board (with Mr. Ranieri abstaining), on the recommendation of the Corporate Governance Committee, has also authorized the Company to make charitable contributions of $30,000 each, in Mr. Ranieri’s honor, to the following organizations designated by Mr. Ranieri: The Long Island Head Injury Association; The Long Island Children’s Museum; The Environmental Defense Dennis Puleston Memorial Fund; The Prostate Cancer Foundation; and The American Ballet Theatre Education Department — Children’s Make-A-Ballet. Mr. Ranieri has declined payment of any additional director fees for his services as non-executive Chairman of the Board of the Company. Mr. Ranieri is Chairman of the Board of the American Ballet Theatre.

      The Company also provides directors with and pays premiums for director and officer liability insurance and reimburses directors for reasonable travel expenses.

Litigation Involving Certain Directors and Executive Officers

      The Company, its former Chairman and CEO Charles B. Wang, its former Chairman and CEO Sanjay Kumar, and Russell M. Artzt were defendants in a number of stockholder class action lawsuits, the first of which was filed July 23, 1998, alleging that a class consisting of all persons who purchased the Company’s Common Stock during the period from January 20, 1998 until July 22, 1998 were harmed by misleading statements, misrepresentations, and omissions regarding the Company’s future financial performance. These cases, which sought monetary damages, were consolidated into a single action in the United States District Court for the Eastern District of New York (the “Federal Court”), the proposed class was certified, and discovery was completed. Additionally, in February and March 2002, a number of stockholder lawsuits were filed in the Federal Court against the Company and Messrs. Wang, Kumar, Ira H. Zar, the Company’s former Chief Financial Officer, and in one instance, Mr. Artzt. The lawsuits generally alleged, among other things, that the Company made misleading statements of material fact or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the Company’s financial performance. Each of the named individual plaintiffs in the 2002 lawsuits sought to represent a class consisting of purchasers of the Company’s Common Stock and call options and sellers of put options for the period from May 28, 1999 through February 25, 2002. The 2002 cases were consolidated, and the Company’s former independent auditor, Ernst & Young LLP, was named as a defendant. In addition, in May 2003, a class action lawsuit captioned John A. Ambler v. Computer Associates International, Inc., et al. was filed in the Federal Court. The complaint in this matter, a purported class action on behalf of the Computer Associates Savings Harvest Plan (the “CASH Plan”) and the participants and beneficiaries of the “CASH Plan” for a class period running from March 30, 1998 through May 30, 2003, asserted claims of breach of fiduciary duty under ERISA, the federal Employee Retirement Income Security Act. The named defendants were the Company, the Company’s Board of Directors, the CASH Plan, the Administrative Committee of the CASH Plan, and the following current or former employees and/or directors of the Company: Messrs. Wang, Kumar, Zar and Artzt, Peter A. Schwartz, Charles P. McWade; and various unidentified alleged fiduciaries of the CASH Plan. The complaint alleged that the defendants breached their fiduciary duties by causing the CASH Plan to invest in Company securities and sought damages in an unspecified amount.

      A derivative lawsuit was filed against certain current and former directors of the Company, based on essentially the same allegations as those contained in the February and March 2002 stockholder lawsuits discussed above. This action was commenced in April 2002 in Delaware Chancery Court, and an amended complaint was filed in November 2002. The defendants named in the amended complaints were the Company as a nominal defendant, current Company directors Artzt, Ranieri and D’Amato, and former directors Ms. Shirley Strum Kenny, Messrs. Wang and Kumar, Willem de Vogel, Richard Grasso, and Roel Pieper.

The derivative suit alleged breach of fiduciary duties on the part of all the individual defendants and, as against the current and former management director defendants, insider trading on the basis of allegedly misappropriated confidential, material information. The amended complaints sought an accounting and recovery on behalf of the Company of an unspecified amount of damages, including recovery of the profits allegedly realized from the sale of Common Stock of the Company.

      On August 25, 2003, the Company announced the settlement of all outstanding litigation related to the above-referenced stockholder and derivative actions as well as the settlement of an additional derivative action filed in the Federal Court in connection with the settlement. Following the approval of the Federal Court, which was granted in December 2003, the Company agreed to issue a total of up to 5.7 million shares of Common Stock to the shareholders represented in the three class action lawsuits, including payment of attorneys’ fees. The settlement provides that if the Company’s share price is below $23.43 per share at the time of distribution, up to 2.2 million of the 5.7 million shares will be payable in cash at that price — or approximately $52 million in cash. In that case, the stock portion of the settlement would be reduced to no less than 3.5 million shares. In January 2004, approximately 1.6 million settlement shares were issued along with approximately $3.3 million to the plaintiffs’ attorneys for attorney fees and related expenses. In March 2004, approximately 0.2 million settlement shares were issued to participants and beneficiaries of the CASH Plan. The remaining 3.8 million settlement shares, less any additional administrative expenses, will be issued to class members in the stockholder class action lawsuits upon completion of the claims administration process. It is currently anticipated that the distribution of the remaining shares will occur by the end of August 2004. At the time of the distribution to the class members, if the price of the Company’s stock is below $23.43 per share, a portion of the remaining settlement shares (currently up to 1.5 million shares) will be distributed to the class members in cash at the price of $23.43 per share. Therefore, the Company’s maximum cash distribution as to the remaining settlement shares is approximately $35 million, but only if the price of the Company’s stock is below $23.43 per share at the time of distribution. In settling the derivative suit, the Company committed to maintain certain corporate governance practices. Under the settlement, the Company and the individual defendants are released from any potential claim by stockholders relating to accounting-related or other public statements made by the Company or its agents from January 1998 through February 2002 (and from January 1998 through May 2003 in the case of the employee ERISA action), and the individual defendants are released from any potential claim by the Company or its stockholders relating to the same matters. Ernst & Young LLP is not a party to the settlement. The settlement was reviewed by the independent directors who chair the Corporate Governance, Audit, and Compensation and Human Resource Committees of the Board of Directors as well as by all non-interested, independent directors who were not named in any of the suits. It was also approved by the Board’s independent directors as a whole.

      The Company has been providing documents and other information to the United States Attorney’s Office for the Eastern District of New York and the staff of the Northeast Regional Office of the SEC in connection with an ongoing investigation concerning certain of the Company’s accounting practices, including its revenue recognition procedures in periods prior to the adoption of the Company’s Business Model in October 2000. On January 8, 2004, the Company received a “Wells Notice” from the staff of the SEC. The Wells Notice notifies the Company that the staff of the SEC is considering recommending that the SEC bring a civil enforcement proceeding against the Company for possible violations of the federal securities laws arising from the Company’s premature recognition of revenue from software license agreements in periods prior to the adoption of the Company’s Business Model, including revenue from contracts that were not fully executed or otherwise finalized until after the quarter in which the revenue associated with such contracts had been recognized. On April 14, 2004, the Company responded to the Wells Notice.

      In response to the investigation described in the preceding paragraph, the Board of Directors authorized the Audit Committee to conduct an independent investigation into the timing of revenue recognition by the Company. On October 8, 2003, the Company reported that the ongoing investigation by the Audit Committee had preliminarily found that revenues were prematurely recognized in the fiscal year ended March 31, 2000, and that a number of software license agreements appeared to have been signed after the end of the quarter in which revenues associated with such software license agreements had been recognized in that fiscal year. Those revenues, as the Audit Committee found, should have been recognized in the quarter in which the software license agreements were signed. Those preliminary findings were reported to government investigators.

      Following the Audit Committee’s preliminary report and at its recommendation, the Company asked for and received the resignations of four executives who oversaw the relevant financial operations during the period in question, including the Company’s then Chief Financial Officer, Ira Zar. On January 22, 2004, one of these individuals pleaded guilty to federal criminal charges of conspiracy to obstruct justice in connection with the ongoing joint investigation, and on April 8, 2004, Mr. Zar and two other executives pleaded guilty to charges of conspiracy to obstruct justice and conspiracy to commit securities fraud in connection with the investigation. The SEC filed related actions against each of the four executives alleging that they participated in a widespread practice that resulted in the improper recognition of revenue by the Company. Without admitting or denying the allegations in the complaints, Mr. Zar and two other executives each consented to a permanent injunction against violating, or aiding and abetting violations of, the securities laws, and also to a permanent bar from serving as an officer or director of a publicly held company. Litigation against the four executives with respect to the Commission’s claims for disgorgement and penalties is continuing.

      A number of other employees, primarily in the Company’s legal and finance departments, have been terminated or have resigned as a result of matters under investigation by the Audit Committee, including Steven Woghin, the Company’s former General Counsel. Stephen Richards, the Company’s former Executive Vice President of Sales, resigned from his position and was relieved of all duties in April 2004, and left the Company at the end of June 2004. Additionally, on April 21, 2004, Sanjay Kumar resigned as Chairman, a director and Chief Executive Officer of the Company, and assumed the role of Chief Software Architect. Thereafter, Mr. Kumar resigned from the Company effective June 30, 2004.

      In April 2004, the Audit Committee completed its internal investigation and determined that the Company should restate certain financial data to properly reflect the timing of the recognition of license revenue for the Company’s fiscal years ended March 31, 2001 and 2000. The Audit Committee believes that the Company’s financial statements under its current Business Model are unaffected by the accounting practices that were in place prior to the adoption of the Business Model in October 2000, and that the historical issues it had identified in the course of its independent investigation concerned the premature recognition of revenue. The Company continues to implement and consider additional remedial actions it deems necessary.

      The Company continues to cooperate with the United States Attorney’s Office for the Eastern District of New York and the staff of the SEC. In connection with the government investigation, the Company’s Board of Directors is continuing to review the matter of compensation paid or due to individuals subject to the investigation, and possibly other persons. Following the completion of this review, the Board will take such action as it deems in the best interests of the Company and its stockholders.

      The Company is presently discussing with the United States Attorney’s Office and the SEC a resolution of the investigations against the Company. The Company cannot predict the scope, timing, or outcome of the investigation and other matters referred to herein, which may include the institution of administrative, civil injunctive, or criminal proceedings, the imposition of fines and penalties, which may be significant, suspensions or debarments from government contracts, and other remedies and sanctions, any of which could lead to an adverse impact on our credit ratings and ability to obtain financing, an adverse impact on the Company’s stock price, loss of additional senior management, the inability to attract or retain key employees, and the loss of customers. In addition, under the law, the illegal acts of the Company’s employees may be ascribed to the Company. The Company cannot predict what impact, if any, these matters may have on its business, financial condition, results of operations, and cash flow.

      In June 2004, a purported derivative action was filed in the Federal Court by Ranger Governance Ltd. against the following current or former employees and/or directors of the Company: Charles B. Wang; Sanjay Kumar; Russell M. Artzt; Ira H. Zar; Lloyd Silverstein; David Rivard; David Kaplan; Gary Quinn; Stephen Richards; Michael McElroy; Charles P. McWade; and Peter A. Schwartz. The Company was named as a nominal defendant in the litigation. The action alleges violations of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) against Messrs. Kumar and Zar; breach of duty under the faithless servant and unjust enrichment doctrines against Messrs. Wang, Kumar, Silverstein, Rivard and Kaplan; and breach of fiduciary duty, gross negligence, corporate waste, fraud and conspiracy on the part of all the individual defendants in connection with their alleged receipt of unjust compensation and misrepresentations and omissions contained in the Company’s financial statements for fiscal years 1998 through 2003. The complaint seeks recovery of all bonuses and other incentive-based or equity-based compensation and profits allegedly realized from the sale of Common Stock of the Company by Messrs. Kumar and Zar during the 12-month periods prior to the filing of the Company’s financial reports for the fourth quarter of fiscal 2002 through the fourth quarter of fiscal 2003, and reimbursement of compensation earned by all the individual defendants from at least January 1, 1998 to June 29, 2004, as well as other unspecified damages allegedly sustained by the Company. Additionally, the complaint also seeks an accounting of the losses sustained by the Company as a result of the defendants’ actions.

      In July 2004, two purported derivative actions were filed in the Federal Court against the following current or former employees and/or directors of the Company: Charles Wang; Sanjay Kumar; Ira H. Zar; David Kaplan; David Rivard; Lloyd Silverstein; Russell Artzt; Alfonse D’Amato; Gary Quinn; Stephen Richards; Michael A. McElroy; Charles P. McWade; Peter A. Schwartz; Gary Fernandes; Robert E. La Blanc; Lewis S. Ranieri; Jay W. Lorsch; Walter P. Schuetze; Alex Serge Vieux; Willem deVogel; Shirley Kenny; and Ernst & Young LLP. The Company is named as a nominal defendant. The lawsuits allege a claim against the defendants seeking injunctive and other relief for violations of Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14 promulgated thereunder for alleged false and material misstatements made in the Company’s proxy statements issued from 1998 through 2003 concerning the election of the Company’s Board of Directors, and describing the Company’s compensation, incentive and employee benefit plans. The lawsuits also allege breach of fiduciary duty and gross mismanagement on the part of Messrs. Artzt, D’Amato, Fernandes, La Blanc, Vieux, Lorsch, deVogel, and Ranieri and Ms. Kenny, as well as breach of fiduciary duty by Messrs. DeVogel, D’Amato, Ranieri and Schuetze and Ms. Kenny, all former or current members of the Audit Committee. Against Ernst & Young LLP, the lawsuits seek unspecified damages for breach of fiduciary duty and the duty of reasonable care, as well as contribution and indemnity under Section 14(a) of the Exchange Act. The complaints request restitution and rescission of the compensation earned under the Company’s executive compensation plan by Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, Quinn, Richards, McElroy and McWade, and punitive damages against all of the defendants. Additionally, pursuant to Section 304 of the Sarbanes-Oxley Act, the complaints seek reimbursement of bonus or other incentive-based equity compensation received by defendants Kumar and Zar, as well as alleged profits realized from their sale of securities issued by the Company during the time periods they served as the Chief Executive Officer and Chief Financial Officer of the Company, respectively.

      The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. As a part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by current and former officers and directors in various litigations arising out of similar allegations, including the litigation described above.

      Mr. Fernandes founded Voyagers The Travel Store Holdings, Inc., a chain of travel agencies, and was president and sole shareholder of Voyagers. Voyagers filed a petition under Chapter 7 of the bankruptcy laws on October 4, 2001.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

      The following table sets forth the cash and non-cash compensation paid for the fiscal years ended March 31, 2004, 2003 and 2002, to the Chief Executive Officer and the four most highly compensated executive officers (based on combined salary and bonus) of the Company other than the Chief Executive Officer for the fiscal year ended March 31, 2004.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards

						Securities
Name and	Fiscal			Other Annual	Restricted Stock	Underlying	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)(1)	Awards ($)(2)	Options	Compensation ($)(3)

Sanjay Kumar	2004	1,000,000	—	12,000	(4)	(5)	17,250
Chairman, President and	2003	1,000,000	—	12,000	—	1,437,000	16,375
Chief Executive Officer	2002	1,000,000	—	12,000	—	—	17,362
Russell M. Artzt	2004	750,000	520,000	12,000	2,167,602	161,400	17,250
Executive Vice President	2003	750,000	537,416	12,000	—	505,000	16,375
	2002	750,000	—	12,000	—	—	17,362
Gary Quinn	2004	450,000	947,000	12,000	999,192	74,400	17,250
Executive Vice President	2003	450,000	1,049,580	12,000	—	240,000	16,375
	2002	450,000	889,209	12,000	—	—	17,362
Stephen Richards	2004	450,000	516,000	12,000	(4)	(5)	14,958
Executive Vice President	2003	450,000	868,701	12,000	—	240,000	15,750
	2002	450,000	880,600	12,000	—	—	17,362
Douglas E. Robinson	2004	300,000	410,000	12,000	198,764	114,800	17,250
Senior Vice President and Controller(6)

(1)	Consists of a non-reimbursed travel allowance for each of the Named Executive Officers. Under the Company’s security program, Mr. Kumar was required to use Company aircraft for personal as well as business travel. Although not called for under the security program, a total of approximately $48,000 was either paid by Mr. Kumar to the Company or attributed as taxable income to him in respect of his personal use of Company aircraft during fiscal 2004. Mr. Kumar’s use of Company aircraft, and the amount paid by him to the Company or attributed to him as taxable income in connection therewith, is reviewed by the Company’s Internal Audit Department.

(2)	Represents the value of the restricted stock on the date of grant based on the number of shares granted multiplied by the closing price of the Common Stock on the date of grant. In fiscal 2004 the Named Executive Officers were awarded the following number of restricted shares: Mr. Kumar — 281,300, Mr. Artzt — 80,700, Mr. Richards — 37,200, Mr. Quinn — 37,200 and Mr. Robinson — 7,400. The shares vest over a three-year period as follows: 34% on the first anniversary of the date of grant, 33% on the second anniversary and 33% on the third anniversary. Restricted shares carry the same dividend and voting rights as unrestricted shares of Common Stock. The shares granted to Messrs. Kumar and Richards were forfeited upon the termination of their employment with the Company on June 30, 2004 (see Note 4 below). As of March 31, 2004, the approximate number and value of the aggregate restricted stock holdings by the Named Executive Officers was as follows: Mr. Kumar — 521,022 and $14,002,709 (although 281,300 of Mr. Kumar’s shares have since been forfeited — see Note 4 below), Mr. Artzt — 690,352 and $18,542,855, Mr. Richards — 37,200 and $999,192 (although all of Mr. Richards’s shares have since been forfeited — see Note 4 below), Mr. Quinn — 37,200 and $999,192 and Mr. Robinson — 7,400 and $198,764.

(3)	Consists of Company contributions to the Company’s benefit plans in each year.

(4)	In fiscal 2004, the Company granted 281,300 and 37,200 shares of restricted stock, with a value of $7,555,718 and $999,192, to Messrs. Kumar and Richards, respectively. These shares were forfeited when such individuals’ employment by the Company terminated on June 30, 2004; therefore, they are not reported in the table.

(5)	In fiscal 2004, the Company granted options covering 562,600 shares and 74,400 shares to Messrs. Kumar and Richards, respectively. These options were forfeited when such individuals’ employment terminated on June 30, 2004; therefore, they are not reported in the table.

(6)	Mr. Robinson became an executive officer in October 2003.

Option Grants in Last Fiscal Year

      The following table provides information on option grants to the Named Executive Officers in the fiscal year ended March 31, 2004.

	Individual Grants

		Percent of
	Number of	Total Options
	Securities	Granted to
	Underlying	Employees in	Exercise		Grant Date
	Options	Fiscal	Price	Expiration	Present
Name	Granted(1)	Year(2)	($/share)	Date	Value ($)(3)

Sanjay Kumar	(4)	—	—	—	—
Russell M. Artzt	80,700	1.26	26.86	3/31/2014	1,408,778
	80,700	1.26	31.50	3/31/2014	1,350,456
Gary Quinn	37,200	.58	26.86	3/31/2014	649,399
	37,200	.58	31.50	3/31/2014	622,515
Stephen Richards	(4)	—	—	—	—
Douglas E. Robinson	7,400	.12	26.86	3/31/2014	129,182
	7,400	.12	31.50	3/31/2014	123,834
	100,000	1.56	29.55	3/31/2014	1,702,712

(1)	Options generally vest in equal installments over a three-year period beginning one year after the date of grant and have a ten-year term, except that the options covering 100,000 shares granted to Mr. Robinson vest 10% on the first anniversary of the date of grant, 30% on the second anniversary and 60% on the third anniversary.

(2)	Percentages are based on a total of 6,422,479 options granted in fiscal 2004.

(3)	The Black-Scholes option pricing model was selected to estimate the Grant Date Present Value of the options set forth in this table. The Company’s use of this model should not be construed as an endorsement of its accuracy in valuing options. The following assumptions were made for purposes of calculating the Grant Date Present Value of the grants awarded on March 31, 2004: contract life of ten years, volatility of 0.59, dividend yield of 0.30%, and a risk-free interest rate of 1.48%.

(4)	In fiscal 2004, the Company granted options covering 562,600 shares and 74,400 shares to Messrs. Kumar and Richards, respectively. These options were forfeited when such individuals’ employment terminated on June 30, 2004; therefore, they are not reported in the table.

Aggregate Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options		In-The-Money Options
		Value	at March 31, 2004		at March 31, 2004 ($)(2)
	Shares Acquired	Realized
Name	on Exercise	($)(1)	Exercisable	Unexercisable(3)	Exercisable	Unexercisable(3)

Sanjay Kumar	—	—	1,277,600	1,173,418	5,236,271	6,306,822
Russell M. Artzt	134,873	1,028,278	901,764	569,698	5,716,427	2,986,375
Gary Quinn	—	—	518,999	475,298	816,638	1,585,162
Stephen Richards	—	—	848,977	450,898	816,638	1,585,162
Douglas E. Robinson	14,174	180,598	90,989	135,498	126,732	171,970

(1)	Options exercised were granted in prior years with exercise prices equal to the fair market value at the date of grant. Value realized was calculated based on the market value of the shares purchased at the exercise date less the aggregate option exercise price.

(2)	Valuation based on the closing price of $26.86 on March 31, 2004 (the last trading day of the fiscal year), less the respective exercise prices of the options.

(3)	These amounts do not include options granted in fiscal 2004 to Messrs. Kumar and Richards that were subsequently forfeited when these individuals’ employment terminated on June 30, 2004. Of the unexercisable options held at March 31, 2004, options covering all but 243,210 shares held by Mr. Kumar and options covering all but 29,700 shares held by Mr. Richards were forfeited upon termination of their employment.

Equity Compensation Plan Information

      The following table summarizes share and exercise price information about the Company’s equity compensation plans as of March 31, 2004. All of the Company’s equity compensation plans have been approved by the Company’s stockholders.

Weighted
		Average Exercise	Number of Securities
	Number of Securities	Price of	Remaining Available for
	Issuable upon Exercise	Outstanding	Future Issuance Under Equity
	of Outstanding	Options,	Compensation Plans
	Options, Warrants and	Warrants and	(Excluding Securities
Plan Category	Rights	Rights ($)	Reflected in the First Column)

Equity compensation plans approved by security holders	43,376,042 (1)	28.62 (2)	60,950,842 (3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	43,376,042 (1)	28.62 (2)	60,950,842 (3)

(1)	Includes all stock options, deferred stock units outstanding under compensation plans for non-employee directors and stock units awarded under the 1998 Incentive Award Plan (the “1998 Plan”) but does not include options granted to Messrs. Kumar and Richards in fiscal 2004 due to the fact that their options were forfeited when their employment terminated on June 30, 2004. Includes options covering 3,531,514 shares assumed in connection with various acquisitions. Such options have a weighted average exercise price of $27.02 per share. The plans relating to such options were previously approved by the security holders of the respective acquired companies.

(2)	The calculation of the weighted average exercise price does not include the outstanding deferred stock units issued pursuant to the Company’s compensation plans for non-employee directors or stock units awarded pursuant to the 1998 Plan, reflected in the first column.

(3)	Consists of 25,619,307 shares available for issuance under the Company’s Year 2000 Employee Stock Purchase Plan, 34,591,291 shares available for issuance under the 2002 Incentive Plan and 740,244 shares available under the 2003 Compensation Plan for Non-Employee Directors.

Employment Agreements; Severance Arrangements

      The Company entered into an employment agreement with its interim Chief Executive Officer, Kenneth D. Cron, on July 8, 2004. The term of the agreement is from April 23, 2004 through March 31, 2005. Mr. Cron’s compensation as interim Chief Executive Officer consists of a base salary of $50,000 per month during the term of the agreement, a grant of 52,780 restricted stock units, a grant of options to purchase 83,845 shares of Common Stock at a price of $28.42 per share (which was the closing sales price of the Company’s Common Stock on April 23, 2004), and payments of $2,000 per month to reimburse Mr. Cron for office space he leases outside of the Company’s headquarters. The restricted stock units and stock options both vest in full no later than April 23, 2005. In addition, Mr. Cron is eligible for an annual performance bonus (payable in cash) with a target of $750,000 and an equity-based performance bonus (payable in stock options and/or restricted stock) with a target of $2,250,000, in each case subject to the Company attaining certain performance-based goals.

      If Mr. Cron voluntarily resigns his position as interim Chief Executive Officer or is terminated for cause (as defined in the agreement) prior to March 31, 2005, the agreement shall terminate and he shall forfeit his rights to any of the bonus payments described above. If Mr. Cron’s employment is otherwise terminated prior to March 31, 2005 (including upon the effectiveness of the appointment of a permanent Chief Executive Officer), Mr. Cron shall receive the remaining balance of his base salary and off-site lease reimbursement, and shall continue to be eligible to receive the bonus payments described above.

      Mr. Cron’s employment agreement is being filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004; the above description is qualified by reference to such exhibit.

      In connection with Mr. Kumar’s resignation as an employee effective June 30, 2004, the Compensation and Human Resource Committee and the Board of Directors determined to defer consideration of any severance payments to him until the conclusion of the government investigation described above. At the same time, the Company will continue to provide Mr. Kumar with (1) telephone and network connections and support, for which the Company will incur no incremental costs; and (2) certain home security services, at an annual cost to the Company of approximately $9,000. The Company will also provide Mr. Kumar with off-premises office space and one assistant; the costs associated with this arrangement cannot be determined unless and until Mr. Kumar avails himself of this benefit and seeks such office space. The Company may determine to revoke one or more of these benefits at any time. In addition, the Company will provide Mr. Kumar and his family with medical insurance for a period of up to 20 years, subject to his death or his obtaining medical insurance as a result of new employment. The annual cost of this benefit is currently approximately $14,000; however, future costs will be dependent upon claims activity, insurance costs and other factors. The Company will also make Mr. Kumar whole for his income tax obligations related to continued medical insurance.

      The Compensation and Human Resource Committee and the Board of Directors are considering, and the Company is expected to implement in the near term, a change in control severance policy that would cover up to ten key executives. The policy is intended to provide certain payments and benefits in the event of employment termination after a change in control, either without cause by the Company or for good reason by the executive. It is anticipated that the severance payments would range from 1.0 to 2.99 times the executive’s annual base salary and bonus (with most executives entitled to receive 2.0 times annual base salary and bonus), and would also include a payment for pro-rated target bonuses in the year of termination and payments to make the executive whole with respect to excise taxes under certain conditions. Although the policy is to become effective upon its adoption by the Board, the Board intends to submit the policy to stockholders for ratification at the Company’s 2005 Annual Meeting of Stockholders.

Other

      As discussed above under “Litigation Involving Certain Directors and Executive Directors,” in connection with the government investigation, the Board of Directors is continuing to review the matter of compensation paid or due to individuals subject to the investigation, and possibly other persons. Following the completion of this review, the Board will take such action as it deems in the best interests of the Company and its stockholders.

COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

General

      In fiscal 2004, the Compensation and Human Resource Committee was responsible for determining the compensation of the Chief Executive Officer and, in consultation with the CEO, the compensation of senior executives reporting to the CEO.

      The Company’s executive compensation program is designed to attract, retain and motivate executives to enhance profitability and maximize stockholder value in the evolving computer software marketplace. The program recognizes executives’ efforts during each fiscal year, as well as over multi-year cycles. Designed with the assistance of a consulting firm, the program has three components to achieve these objectives — base salary, annual incentives, if earned (both paid in cash), and long-term incentives, if earned (paid in equity). For fiscal 2004, the aggregate compensation paid under these components was generally targeted to be at the 75th percentile of competitive practice within the computer software and services industry; however, that level of compensation could be earned only upon the achievement of the predetermined performance objectives discussed below. (For fiscal 2005, the Committee is considering various adjustments that, over time, may reduce the targeted levels of executive compensation as compared to peer companies.) The philosophy and operation of each of these components are discussed below.

      Base Salary. Base salaries for executive officers are designed to attract and retain superior, high-performing individuals. Such salaries are determined by evaluating the responsibilities of the position and the experience of the individual, and by periodic reference to the competitive marketplace for executive talent, including comparisons of base salaries for selected comparable positions in the Company’s peer group and general industry. Base salary adjustments are determined, generally on an annual basis, by evaluating the same factors, as well as the financial performance and certain non-financial performance measures of the Company, and the performance of the executive officer.

      Annual Incentives. The Committee believes that a substantial portion of each executive officer’s annual compensation should be in the form of variable incentive pay. Accordingly, as contemplated by the annual incentive program (under the Company’s 2002 Incentive Plan, which was previously approved by stockholders), targeted payouts are determined at the beginning of each fiscal year based on the Company’s achievement of (1) a minimum level of revenue and (2) threshold, targeted and maximum amounts of net operating profit after taxes (“NOPAT”), derived from the financial forecasts of the Company that are publicly disclosed at the beginning of each fiscal year.

      No payouts are made unless the minimum revenue level is achieved. If the minimum revenue level is reached, the payout amount can range from 0% to 200% of the targeted payout, based on the percentage of NOPAT that is achieved as compared to the threshold, targeted and maximum amounts, as follows:

% of Targeted Payout

Below Threshold	0%
At Threshold	50%
Above Threshold but below Target	50% to 99.9%
At Target	100%
Above Target but below Maximum	100% to 199.9%
At or above Maximum	200%

      The Committee has discretion to reduce the amount of any payout if it determines that, notwithstanding the amount of the payout actually earned, a reduction is appropriate. The Committee must certify the achievement of the minimum revenue level and the actual NOPAT attained before authorizing the payment of annual incentives to certain executives.

      For fiscal 2004, as certified by the Committee, the Company exceeded the minimum revenue level and achieved 111.4% of the NOPAT target. As indicated in the above table, these results would have generated a payout in excess of 100% of the targeted payout. However, the Committee determined to pay 100% of the targeted payouts (except as noted below), reflecting the Company’s results, as well as individual contributions and customer satisfaction.

      In addition to the NOPAT-based annual incentive program, a significant portion of the incentive compensation of certain executive officers (including Messrs. Quinn and Richards) has been paid quarterly, based upon the achievement of specified levels of bookings and revenue during the preceding quarter.

      In connection with the departures of Messrs. Kumar and Richards from the Company, the Committee determined to defer any consideration of their annual incentive compensation with respect to fiscal 2004 until the conclusion of the government investigation described above. As a result, they received no such incentive compensation, other than the amounts that had previously been paid to Mr. Richards on a quarterly basis, as described above.

      Long-Term Incentives. In addition to the objectives discussed above, the Company’s long-term incentive program (also under the Company’s 2002 Incentive Plan) is designed to enhance the alignment of the interests of executive officers with those of the stockholders. Under the long-term program, the Committee determines targeted incentive awards at the beginning of each performance cycle, based on the Company’s achievement of total shareholder return (“TSR”) as compared to the companies included in an index of comparable companies selected by the Committee; in addition, the amount of each executive’s targeted incentive award is based on his or her position within the Company, recent performance, his or her potential for future responsibility and promotion, and comparable awards made to executives in similar positions with the Company’s peers. The relative weight given to each of these factors may vary among executives, at the Committee’s discretion.

      The amounts of long-term incentives actually awarded can range from 0% to 150% of the targeted incentive awards, depending upon the level of TSR as compared to the companies in the applicable peer index, as follows:

Relative TSR Performance	% of Targeted Incentive

Up to 25th Percentile	0%
Above 25th to 50th Percentile	Up to 50%
Above 50th to 75th Percentile	Up to 100%
Above 75th to 100th Percentile	Up to 150%

      The Committee has discretion to reduce the amount of any award if it determines that, notwithstanding the amount actually earned, a reduction is appropriate. The Committee must certify the achievement of the levels of relative TSR prior to authorizing any long-term incentive awards to certain executives. Awards earned under the long-term program upon the achievement of the previously determined performance criteria are paid in the form of restricted stock, stock options with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, stock options with an exercise price equal to 120% of fair market value, or a combination of the three. Options and shares of restricted stock granted under the program generally vest in three approximately equal annual installments beginning one year after the date of grant, and such options have 10-year terms.

      At the beginning of fiscal 2004, the Committee approved targeted long-term incentive awards covering a one-year performance cycle ending on March 31, 2004, a two-year performance cycle ending on March 31, 2005, and a three-year performance cycle ending March 31, 2006, based on the Company’s relative TSR performance as compared to the companies included in the Standard & Poor’s Systems Software Index. For the one-year performance cycle ended March 31, 2004, the Company’s relative TSR performance resulted in the grants of the “fair market value” options and “premium priced” options set forth under “Option Grants in Last Fiscal Year” and in the grants of restricted stock set forth in the Summary Compensation Table. However, as a result of the departures of Messrs. Kumar and Richards from the Company, their option and restricted stock grants have been forfeited (as have any unvested restricted stock awards and any unvested or unexercised stock options previously granted to them).

Chief Executive Officer Compensation

      Mr. Kumar’s compensation for fiscal 2004 was as follows:

      Base Salary. Mr. Kumar’s base salary was $1,000,000, which was the same as in fiscal years 2002 and 2003.

      Annual Incentives. Based upon the achievement of the revenue and NOPAT objectives discussed above, the annual incentive program would have yielded an annual incentive compensation payment of $1,000,000 to Mr. Kumar with respect to fiscal 2004. However, as discussed under “Annual Incentives” above, in connection with Mr. Kumar’s departure from the Company, the Committee determined to defer any consideration of his annual incentive compensation with respect to fiscal 2004 until the conclusion of the government investigation described above. As a result, he has received no such compensation.

      Long-Term Incentives. Under the long-term program for the one-year performance cycle ended March 31, 2004, the Company’s relative TSR performance resulted in the grant of the “fair market value” options and “premium priced options” set forth under “Option Grants in Last Fiscal Year” and in the grant of restricted stock set forth in the Summary Compensation Table. All of these options had a term of 10 years, and the options and restricted stock grants provided for vesting in three approximately equal installments beginning one year after the date of grant.

      As a result of Mr. Kumar’s departure from the Company, these option and restricted stock grants have been forfeited.

Deductibility

      Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the Company’s CEO and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” For purposes of Section 162(m), compensation derived from the exercise of stock options generally qualifies as “performance-based.” In addition, the Company generally intends that annual incentive compensation paid in cash, and long-term incentive compensation paid in the form of restricted stock, should qualify as performance-based. However, the Committee is not precluded from approving annual, long-term or other compensation arrangements that do not qualify for tax deductibility under Section 162(m).

      As indicated above, at the beginning of fiscal 2004, the Committee approved targeted long-term incentive awards for the one-year cycle ending March 31, 2004. As part of this approval, in accordance with Section 162(m), the Committee determined the maximum value of the shares of restricted stock that could be issued in payment of any long-term awards that might be earned for that one-year cycle by each of the CEO and the other four highest-paid executives. However, upon completion of that one-year cycle, the Committee approved the grant of restricted stock to each of those individuals having a value greater than had been contemplated at the beginning of fiscal 2004. Consequently, some or all of such restricted shares will be deemed not to be “performance-based,” and their value may therefore not be deductible by the Company. Further, although Mr. Robinson received shares of restricted stock in payment of a long-term award for that one-year cycle, he was not an executive officer at the time the targeted incentive awards were approved in early fiscal 2004; consequently, his restricted shares are not “performance-based,” and their value may therefore not be deductible by the Company. It is not feasible to determine the amount that may not be deductible under Section 162(m), as this amount will depend upon the values (including some future values) of several variables that cannot accurately be predicted at this time.

Other Matters

      The Company’s 2002 Incentive Plan expressly prohibits the repricing of stock options, and the Board has adopted a policy prohibiting the repricing of stock options granted under the Company’s other equity compensation plans.

      In addition, since April 1, 2003, the Company has been expensing stock options in accordance with Statement of Financial Accounting Standards No. 123.

SUBMITTED BY THE COMPENSATION
AND HUMAN RESOURCE COMMITTEE
Lewis S. Ranieri, Chair*
Kenneth D. Cron*
Gary J. Fernandes*
Robert E. La Blanc*
Jay W. Lorsch*

      * Mr. Cron was a member of the Committee throughout fiscal 2004 and until April 23, 2004, when he became interim CEO. Mr. Fernandes joined the Committee in August 2003, and Mr. Lorsch joined the Committee in May 2004. Mr. La Blanc was a member of the Committee until August 2003.

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total return of the Common Stock (using the closing price on the NYSE at March 31, 2004, the last trading day of the Company’s 2004 fiscal year, of $26.86) with the Standard & Poor’s Systems Software Index* and the Standard & Poor’s 500 Index during the fiscal years 2000 through 2004 assuming the investment of $100 on March 31, 1999 and the reinvestment of dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

(AMONG COMPUTER ASSOCIATES INTERNATIONAL, INC., S&P SYSTEMS
SOFTWARE INDEX, AND S&P 500 INDEX)

Total Return Data

	3/31/99	3/31/00	3/31/01	3/31/02	3/31/03	3/31/04

Computer Associates International, Inc.	100	167	77	62	39	77
S&P Systems Software Index	100	154	73	75	59	67
S&P 500 Index	100	118	92	93	70	94

*	The Standard & Poor’s Systems Software Index is composed of the following companies:

Adobe Systems, Inc.	Novell, Inc.
BMC Software, Inc.	Oracle Corporation
Computer Associates International, Inc.	Symantec Corporation
Microsoft Corporation	Veritas Software Corporation

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF

REGISTERED PUBLIC ACCOUNTANT

      KPMG LLP was the registered public accountant (independent auditor) for the Company for the 2004, 2003 and 2002 fiscal years and has been appointed by the Audit Committee to serve in that capacity for the 2005 fiscal year.

      Although the Company’s By-laws do not require the submission of the selection of its registered public accountant to the stockholders for approval or ratification, the Audit Committee considers it desirable to obtain the views of the stockholders on that appointment. In the event that the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection of the firm as the Company’s registered public accountant for the year ending March 31, 2005.

      A representative of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Audit and Other Fees Paid to KPMG LLP

      The fees billed or expected to be billed by KPMG LLP for professional services rendered for the fiscal years ended March 31, 2004 and March 31, 2003 are reflected in the following table:

Fee Category	Fiscal 2004 Fees	Fiscal 2003 Fees

Audit Fees	$6,789,000	$3,116,000
Audit-Related Fees	123,000	1,167,000
Tax Fees	140,000	523,000
All Other Fees	46,000	160,000
Total Fees	$7,098,000	$4,966,000

Audit Fees

      Audit fees relate to audit work performed on the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, discussions surrounding the proper application of financial accounting and/or reporting standards, and services related to the ongoing investigation by the United States Attorney’s Office for the Eastern District of New York and the staff of the Northeast Regional Office of the SEC concerning the Company’s accounting practices.

Audit-Related Fees

      Audit-related fees are for assurance and related services that are traditionally performed by the independent auditor, including employee benefit plan audits and special procedures required to meet certain regulatory requirements. In fiscal 2003, $828,000 of audit-related fees reflected services in connection with the preparation of a registration statement relating to a public offering of common stock of ACCPAC International, Inc., one of the Company’s subsidiaries.

Tax Fees

      Tax fees reflect all services, except those services specifically related to the audit of the financial statements, performed by the independent auditor’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting. The majority of 2004 tax fees represent payment for tax services rendered in prior years.

All Other Fees

      All other fees represent fees for miscellaneous services other than those described above.

      The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval Policies and Procedures; Audit Committee Charter

      The Audit Committee has adopted policies and procedures requiring Audit Committee pre-approval of the performance of all audit, audit-related and non-audit services (including tax services) by our registered public accountant. The Audit Committee may consult with management in determining which services are to be performed, but may not delegate to management the authority to make these determinations. The Committee has also delegated to its Chairman the authority to pre-approve the performance of audit, audit-related and non-audit services by our registered public accountant if such approval is necessary or desirable in between meetings, provided that the Chairman must advise the Committee no later than its next scheduled meeting.

      The Board of Directors and the Committee have adopted a written charter for the Committee, a copy of which is attached hereto as Exhibit B.

Audit Committee Financial Expert

      The Board has determined that Walter P. Schuetze qualifies as an “Audit Committee Financial Expert” and is independent under applicable SEC and NYSE rules.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S REGISTERED PUBLIC ACCOUNTANT.

AUDIT COMMITTEE REPORT

      As noted above, the Audit Committee’s general purpose is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and internal controls, (2) the qualifications and independence of the Company’s registered public accountant (including its engagement), (3) the performance of the Company’s internal audit function and its registered public accountant, and (4) the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting.

      The Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended March 31, 2004. In addition, the Committee has discussed with the registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has received from its registered public accountant the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with its registered public accountant its independence.

      The Committee discusses with the Company’s registered public accountant the overall scope and plans for its audit. The Committee meets with the registered public accountant, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also meets with members of the Company’s internal audit department as part of its regular meetings.

      Based upon the Audit Committee’s discussions with management and the registered public accountant referred to above and the Audit Committee’s review of the representations of management and the report of the registered public accountant to the Audit Committee, the Audit Committee recommended to the Board of

Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004.

SUBMITTED BY THE AUDIT COMMITTEE
Walter P. Schuetze, Chair
Alfonse M. D’Amato
Robert La Blanc*

PROPOSAL 3 — STOCKHOLDER PROPOSAL

      Amalgamated Bank Long View Collective Investment Fund, located at 11-15 Union Square, New York, NY 10003, a holder of approximately 245,530 shares of Common Stock of the Company, has submitted the following resolution:

      RESOLVED: The shareholders of Computer Associates International, Inc. (“Computer Associates” or the “Company”) request the board of directors to adopt a policy whereby, in the event of a restatement of financial results, the board will review all bonuses and any other awards that were made to senior executives on the basis of having met or exceeded specific performance targets during the period of the restatement and will recoup for the benefit of the Company all such bonuses or awards to the extent that the specified performance targets were not achieved.

SUPPORTING STATEMENT

      In recent years shareholders have increasingly taken the view that compensation for senior executives should be closely tied to company performance. We believe that executive compensation should provide incentives for superior performance and that Computer Associates should be a leader in this regard.

      Recent evidence suggests that this has not been the case at Computer Associates, however. In October 2003 the Company announced that it had inflated revenues in the fiscal year ending March 31, 2000 because of an accounting practice whereby the Company reported revenues from contracts before they had been signed.

      Bonuses for senior executives that year had been based on the extent to which income exceeded goals. Sanjay Kumar, then the president and chief operating officer, received a bonus of 80,000 shares and $3.2 million, based on the Company’s supposedly superior performance in 2000.

      It thus appears that Computer Associates awarded generous bonus compensation even though the Company had failed to meet the requisite performance goals. It also appears that Mr. Kumar has not offered to return the shares and cash that were awarded based on the Company’s supposed superior performance that year, even though he reportedly declined a bonus in a subsequent year.

      In our view, there is no excuse for such over-compensation. To the extent that Computer Associates has a policy of incentive-based compensation for senior executives, the Company should follow that policy. If it appears that the Company reported erroneous results that have to be restated, the board of directors should undertake to recoup money that was not earned or deserved and that, in our view, belongs to the Company.

      The board of directors has made no public statement about whether it has sought to recoup funds that were paid to senior executives under the erroneous assumption that performance targets for 2000 had been exceeded. The board’s failure to take any such action would, in our view, be a serious omission. Under the circumstances, we believe that it is important to adopt the recommended policy whereby incentive pay for

      * Mr. La Blanc joined the Audit Committee in May 2004.

senior executives is paid — and retained — only if the Company legitimately achieves performance benchmarks that are set in advance.

      We urge you to vote FOR this resolution.

OPPOSING STATEMENT

      The Board agrees that performance-based compensation awards, granted with respect to a specific period, should be reviewed when a restatement of financial results for that period might affect the factors determining such award. The Company has stated that the Board is reviewing compensation paid to certain officers in prior years for which results have been restated and will take appropriate action following such review. Moreover, in the event that any future restatement calls prior compensation awards into question, the Board would expect to follow the same procedures.

      However, the Board disagrees with the proposal for several reasons.

      First, the proposal appears to be based on a number of erroneous assumptions. As a result, it contains many incorrect and misleading statements, such as the following:

•	The proposal states that “the Company . . . inflated revenues in the fiscal year ending March 31, 2000” due to improper revenue recognition practices. In fact, the Company’s restatement, published in April 2004, resulted in a decrease in revenues for fiscal 2000 compared with those previously reported — from $6.094 billion to $6.092 billion, a decrease of 0.03%. Fiscal 2000 net income and earnings per share were not affected at all by the restatement.

•	The proposal states “[it] . . . appears that Computer Associates awarded generous bonus compensation even though the Company . . . failed to meet the requisite performance goals,” resulting in “over-compensation.” In fact, the performance-based compensation awarded for fiscal 2000 was substantially less than was called for by the performance metrics in question, as determined under both the initially reported results and the restated results.

•	The proposal states that the “[B]oard . . . has made no public statement” about recouping amounts paid to executives under the “erroneous assumption that performance targets for 2000 had been exceeded.” In fact, as noted above, the Company has stated that the Board is reviewing compensation paid to certain officers in prior years for which results have been restated, and the Board would expect to do so in the event that any future restatement calls prior compensation awards into question.

      Further, the proposal goes far beyond requiring a review of previously paid performance-based compensation. Rather, it would force the Board and its Compensation and Human Resource Committee to seek to recoup compensation regardless of the specific facts and circumstances present in a particular case — including whether an executive was in any way responsible for the events requiring the restatement. This would deprive the Committee and the Board of the discretion and flexibility necessary to carry out their obligations to the Company and its stockholders.

      Also, because the proposal could put a substantial portion of performance-based compensation at risk due to events over which an executive had no control — and would prevent the Board from considering relevant facts and circumstances — the Board believes that the proposal would impair the Company’s ability to attract and retain qualified executives and other managers. The Board believes that this is contrary to the best interests of the Company and its stockholders.

      Last, the policy called for by the proposal could contravene existing agreements covering stock options, restricted stock awards and other forms of compensation, as well as any employment agreements between the Company and its executives.

      In summary, although the Committee and the Board agree that a review of performance-based compensation is appropriate when results are restated, it believes that the proposal would require further actions that could be inadvisable or harmful to the Company and its stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers, and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

      Based solely on its review of such copies of Section 16(a) reports received by it, or written representations from each reporting person for the fiscal year ended March 31, 2004, the Company believes that each of its directors, executive officers and 10% stockholders complied with all applicable filing requirements during and with respect to that year, except that Mr. Fernandes’ Form 3 upon becoming a director of the Company was not timely filed.

RELATED PARTY TRANSACTIONS

      The Company has been informed that Mr. Kumar has a minority ownership interest in the New York Islanders, a National Hockey League club, and that Messrs. Kumar and Artzt have a minority ownership interest in the New York Dragons, an arena football team. In fiscal 2004, the Company paid the two organizations a total of approximately $571,000 for, among other things, the rental of a corporate suite and the purchase of advertising. The Company may purchase similar services from the Islanders and Dragons in fiscal 2005. These expenditures are consistent with the Company’s overall marketing plan and with amounts paid by third parties for similar services. This amount was approved by the Company’s Board of Directors (other than Messrs. Kumar and Artzt).

      Immediate family members (but in no case a spouse or child) of Messrs. Kumar and Richards are employed by the Company and received total cash compensation of $295,000 and $903,867, respectively, in fiscal 2004, plus standard benefits available to all employees. In each case the compensation levels were commensurate with other employees having similar positions and responsibilities.

      In fiscal 2004, the Company paid $125,000 to Dasar to sponsor various events regarding the technology industry. Mr. Vieux is the Chairman of Dasar. In fiscal 2004, the Company paid $90,000 for advertising in Red Herring. Mr. Vieux is Chairman and CEO of Red Herring.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      The submission deadline for stockholder proposals for inclusion in proxy materials for the 2005 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, is April 1, 2005. All such proposals must be received by the Secretary of the Company at the Company’s World Headquarters, One Computer Associates Plaza, Islandia, New York 11749.

ADVANCE NOTICE PROCEDURES FOR 2005 ANNUAL MEETING

      Under the Company’s By-laws, director nominations and other business may be brought at the Company’s annual meeting only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered notice to the Company containing certain information specified in the By-laws (1) not less than 60 days nor more than 90 days prior to the anniversary date of the preceding year’s annual meeting, or (2) if the meeting date is changed by more than 30 days from such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier. Accordingly, the deadline for nominating directors at or bringing other business before the 2005 Annual Meeting will be June 26, 2005 (unless the date of the meeting is changed by more than 30 days). A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Secretary of the Company at the Company’s World Headquarters, One Computer Associates Plaza, Islandia, NY 11749.

OTHER BUSINESS

      The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

      The prompt return of your proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please either vote by telephone or via the Internet, or sign and date your proxy and return it in the enclosed postage paid envelope.

HOUSEHOLDING

      If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you receive a householding communication, your broker will send one copy of the Company’s 2004 Proxy Statement and Annual Report for fiscal year 2004 to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save the Company the cost of printing and mailing these reports, please contact your broker.

      You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to the Investor Relations Department at the address below. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy of the Annual Report and Proxy Statement to you if you address your written request to Computer Associates International, Inc., Investor Relations, One Computer Associates Plaza, Islandia, NY 11749, or contact Investor Relations at 631-342-6000.

FORM 10-K

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING. SUCH REQUESTS SHOULD BE ADDRESSED TO:

COMPUTER ASSOCIATES INTERNATIONAL, INC.

ATTN.: INVESTOR RELATIONS DEPARTMENT
ONE COMPUTER ASSOCIATES PLAZA, ISLANDIA, NEW YORK 11749

      THE ANNUAL REPORT ON FORM 10-K MAY ALSO BE OBTAINED VIA THE INTERNET AT CA.COM/ INVEST.

INCORPORATION BY REFERENCE

      To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation and Human Resource Committee Report on Executive Compensation,” “Audit Committee Report” (to the extent permitted by the rules of the SEC) and “Stock Performance Graph,” as well as the annexes to this Proxy Statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

Dated: July 28, 2004

Islandia, New York

EXHIBIT A

COMPUTER ASSOCIATES INTERNATIONAL, INC.

CORPORATE GOVERNANCE PRINCIPLES

General

      These Corporate Governance Principles have been approved by the Board of Directors of Computer Associates International, Inc. These Principles, together with the Charters of the Board Committees, provide the basic outline of the Company’s corporate governance.

Role and Functions of the Board

      The Board is elected by the stockholders to oversee management, to build long-term value for the stockholders, and to sustain the Company’s vitality for its stockholders and other constituencies, including its employees.

      In addition to these general roles, the Board performs a number of more specific functions, including:

•	selecting, evaluating and compensating the Chief Executive Officer and overseeing CEO and management succession planning;

•	providing counsel and oversight on the selection, evaluation, development and compensation of senior management, and approving compensation plans for senior management;

•	reviewing and approving corporate strategy on an annual basis;

•	advising and counseling the CEO and senior management on relevant topics;

•	reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

•	assessing major risks facing the Company and considering strategies for their management and mitigation; and

•	seeking to ensure that processes are in place to maintain the integrity of the Company, including the integrity of its financial statements, its compliance with law and ethics, and its relationships with its employees, customers, suppliers and other stakeholders.

Director Qualifications

      Directors should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the Company and its stockholders. They must have an inquisitive and objective perspective, practical wisdom and mature judgment, as well as an understanding of the Company’s business and the willingness to question what they do not understand.

      Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. For this reason, the Corporate Governance Committee shall be notified promptly of any change in a director’s principal occupation, the election of a director to the board of directors (or similar body) or any board committee of another entity, the director’s removal or other cessation of service as a member of any such board or committee, or any other development that could impair a director’s ability to serve on the Board or any Board Committee, and the Corporate Governance Committee shall recommend whether such director should resign or be removed as a director of the Company or as a member of any Board Committee, or whether any other action should be taken.

Director Independence

      A majority of the directors must be independent directors, as determined by the Board on the recommendation of the Corporate Governance Committee, based on the guidelines set forth below. At no time shall more than two employees of the Company serve on the Board; provided, that if the total number of directors exceeds twelve, no more than 17% of the total number of directors may be employees of the Company.

      For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board has established guidelines to assist it in determining director independence, in conformity with New York Stock Exchange listing requirements. In addition, the Board will consider all relevant facts and circumstances in making an independence determination, not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. In accordance with the NYSE requirements, determinations made prior to November 4, 2004 under the guidelines in Section 1 below will be based upon a director’s relationships with the Company during the 12 months preceding the determination; determinations made on and after November 4, 2004 under the guidelines in Section 1 below will be based upon relationships during the 36 months preceding the determination; determinations made prior to November 4, 2004 under the guidelines in Section 2 below will be based upon the extent of commercial relationships during the last completed fiscal year; and determinations made on and after November 4, 2004 will be based upon the extent of commercial relationships during the three completed fiscal years preceding the determination.

      1. A director will not be independent if:

a. the director is employed by the Company, or an immediate family member is an executive officer of the Company (provided, that employment of a director as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment);

b. the director or an immediate family member receives more than $100,000 in direct compensation from the Company, other than director and committee fees or deferred compensation for prior service (provided, that such compensation for prior service is not contingent in any way on continued service);

c. the director is affiliated with or employed by the Company’s present or former independent or internal auditor, or an immediate family member is affiliated with or employed in a professional capacity by the independent or internal auditor; or

d. an executive of the Company is on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer;

      2. A director will not be independent if, at the time of the independence determination:

a. the director is an executive officer or employee, or an immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year during the evaluation period, exceeds the greater of two percent of the consolidated gross revenues of the other company or $1 million;

b. the director is an executive officer or employee, or an immediate family member is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than two percent of the other company’s total consolidated assets; or

c. the director serves as an executive officer of a charitable organization, and the Company’s discretionary charitable contributions to the organization (i.e., other than contributions made under the Company’s matching grant program) are more than the greater of $1 million or two percent of that organization’s total consolidated gross revenues during its last completed fiscal year.

      For purposes of these Principles, the term “immediate family member” includes an individual’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the individual’s home.

      Notwithstanding the foregoing, the Board (on the recommendation of the Corporate Governance Committee) may determine that a director who has a relationship that exceeds the limits described in Section 2 above (but only to the extent that any such relationship would not constitute a bar to independence under the NYSE requirements) is nonetheless independent. The Company will explain in its next Proxy Statement the basis for any such determination.

Period of Board Service

      A non-employee director shall serve until the annual meeting after his or her 75th birthday and for a maximum of ten years; however, the Board, on the recommendation of the Corporate Governance Committee, may waive such age and/or term limitation if circumstances warrant.

Director Selection Process

      All directors shall stand for election by the stockholders each year at the Company’s Annual Meeting of Stockholders. The Board, on the recommendation of the Corporate Governance Committee, shall propose a slate of nominees for election at each such meeting. In addition, between such meetings, the Board, on the recommendation of the Corporate Governance Committee, may elect directors to serve until the next such meeting.

      Stockholders may propose nominees for consideration by the Corporate Governance Committee in accordance with procedures developed by that Committee and disclosed in the Company’s Proxy Statement each year.

Board Committees

      The Board has established the following committees to assist the Board in discharging its responsibilities: the Audit Committee; the Compensation and Human Resource Committee; the Corporate Governance Committee; and the Corporate Operations Committee. The Board, on the recommendation of the Corporate Governance Committee, may from time to time modify any of these Committees or establish new Committees. The composition, responsibilities and other attributes of each Committee shall be specified in a Charter that shall be adopted by such Committee and approved by the Board. In designating members of the Committees, the Board shall consider the extent to which Committee assignments should be rotated from time to time.

Meetings

      The Board should have at least five scheduled meetings each year. There shall be an agenda for each meeting, focusing on relevant issues for the Board’s consideration. Directors are expected to attend all scheduled meetings of the Board and its Committees on which they serve, as well as meetings of the Company’s stockholders.

      The non-employee directors shall periodically meet without management present. In addition, if any non-employee directors are not independent (as described above), the independent directors shall meet privately at least once each year. The Chairman of the Board (if he or she is an independent director) or the Lead Independent Director (described below) shall preside at such meetings.

      Agendas and other meeting materials should be distributed in advance of Board and Committee meetings, so as to provide the directors sufficient time to review such materials; the directors are expected to review such materials. Directors are encouraged to make suggestions as to agenda items and to ask that additional information be provided to the Board or any Committee to facilitate its performance.

      On an annual basis, the Secretary of the Company shall prepare and distribute to the directors a detailed calendar of the meetings scheduled to be held by the Board and each of its Committees during the ensuing year. The calendar shall also specify the matters to be considered and acted upon at each such meeting, to the extent known at such time.

Board Leadership

      When the Chairman of the Board is a member of management or is otherwise not independent, the non-employee directors shall elect annually, on the recommendation of the Corporate Governance Committee, a Lead Independent Director. The duties of the Lead Independent Director (or the Chairman, if he or she is independent) shall include presiding at executive sessions of the non-employee and independent directors.

Board Self-Assessment

      The Board shall conduct an annual self-assessment of its performance with respect to its purposes and the responsibilities set forth in these Principles.

Board Compensation

      Directors who are employees shall not receive any compensation, directly or indirectly, for their services as directors. The Corporate Governance Committee shall be responsible for recommending to the Board the compensation and any benefits for non-employee directors. In discharging this duty, the Committee shall be guided by three goals: (1) compensation should fairly pay directors for the work they perform; (2) compensation should include a significant equity component, to align directors’ interests with the long-term interests of stockholders; and (3) the structure of the compensation should be simple, transparent and easy for stockholders to understand.

Counsel and Other Advisors; Company Funding Obligations

      The Board shall have the authority, to the extent deemed necessary or appropriate, to retain and terminate the retention of independent legal counsel or other advisors to assist the Board in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Board, to pay any such counsel or other advisors retained by the Board.

Access to Management

      Non-employee directors may contact senior managers of the Company without the permission of senior corporate management, and without such management being present. To facilitate such contact, non-employee directors are encouraged to periodically visit Company locations without corporate management being present.

Director Orientation and Education

      The Company shall provide orientation for new directors. Such orientation shall include information concerning the Company’s business and operations, as well as its corporate governance and other relevant matters, and shall be coordinated by the Secretary.

      The Company shall also provide continuing education for directors, which may include programs concerning topics of interest to directors, meetings with key management and visits to Company facilities.

Communications with Stockholders and Other Interested Parties

      The Board is interested in receiving communications from stockholders and other interested parties. Such parties may contact any member (or members) of the Board or any committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. Any such correspondence should be addressed to the appropriate person or persons (either by name or by title) and sent by regular mail to the Company’s Secretary at One Computer Associates Plaza, Islandia, New York 11749, or by e-mail to directors@ca.com.

      Each communication received as described above will be reviewed by the Secretary for the sole purpose of determining whether it is appropriate. The Board has determined that the following types of communications are not related to the duties and responsibilities of the Board and its committees and are therefore not appropriate: spam and similar junk mail and mass mailings; product complaints, product inquiries and new product suggestions; resumes and other job inquiries; surveys; business solicitations or advertisements; and any material that is unduly hostile, threatening, illegal or similarly unsuitable. However, when feasible and otherwise appropriate, certain of these materials may be forwarded to others at the Company. Further, any communication that is deemed inappropriate will be made available to any non-employee director upon request.

These Principles

      These Principles shall be subject to review, at least annually, by the Board or the Corporate Governance Committee, and any changes deemed appropriate shall be adopted by the Board, on the recommendation of the Committee.

EXHIBIT B

COMPUTER ASSOCIATES INTERNATIONAL, INC.

AUDIT COMMITTEE CHARTER

General

      The purpose of this Charter is to set forth the composition, authority and responsibilities of the Audit Committee of the Board of Directors of Computer Associates International, Inc.

Composition

      The members of the Committee shall be designated by the Board, on the recommendation of the Corporate Governance Committee of the Board, in accordance with the Company’s By-laws. One member of the Committee shall be designated Chair of the Committee.

      The Committee shall consist of at least three members, all of whom shall meet the independence and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934, and the regulations of the Securities and Exchange Commission. In addition, at least one member of the Committee shall be an “audit committee financial expert,” as that term is defined in the Commission’s regulations. No member of the Committee may simultaneously serve on the audit committees of more than two other publicly traded companies.

Authority and Responsibilities

      General. The general purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and internal controls, (2) the qualifications and independence of the Company’s independent auditor, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting. To carry out this purpose, the Committee must serve as a focal point for communication among the Board, the independent auditor, the Company’s internal audit department, and the Company’s management, as their respective duties relate to accounting, financial reporting, and internal controls. However, the opportunity for the independent auditor or members of the internal audit department to meet with individual directors or the entire Board, as needed, is not to be restricted.

      Financial Statement and Disclosure Matters. The Committee shall:

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and other financial data to be included in the Company’s Annual Reports on Form 10-K, including the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent auditor’s audit of such financial statements, and recommend to the Board whether the audited financial statements should be included in the Form 10-K Reports.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements and other financial data to be included in the Company’s Quarterly Reports on Form 10-Q, including disclosures made in “Management’s Discussion and Analysis,” and the results of the independent auditor’s review of such financial statements.

3. Review and discuss with management and the independent auditor the following: any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; any major issues as to the adequacy of the Company’s internal controls, and any steps adopted in light of any material control deficiencies; and analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the

Company’s financial statements, including analyses of the effects on the financial statements of alternative methods under generally accepted accounting principles.

4. Review and discuss in a timely manner (but at least annually) reports from the independent auditor regarding:

a. All critical accounting policies and practices to be used.

b. All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative treatments and related disclosures, and the treatment preferred by the independent auditor.

c. Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted audit differences.

5. Generally review and discuss with management the type and presentation of information to be disclosed in the Company’s earnings press releases, including the use of pro forma or “adjusted” non-GAAP information, as well as the type and presentation of financial information and earnings guidance to be provided to analysts and rating agencies; such discussions may be of a general nature and need not cover the specific information and/or presentations to be given.

6. Review and discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

8. Discuss with the independent auditor the matters required to be discussed under American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, “Communications with Audit Committees,” relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer in connection with their certification process for Form 10-K and Form 10-Q Reports regarding any significant deficiencies in the design or operation of internal controls or material weaknesses in such controls, or any fraud involving management or other employees having a significant role in the Company’s internal controls.

      Oversight of Independent Auditor. The Committee shall have the sole authority to appoint or replace the independent auditor; provided, however, that this shall not preclude seeking shareholder ratification of such appointment. In considering the appointment of the independent auditor, the Committee shall consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis. The Committee shall be directly responsible for the compensation and oversight of the independent auditor (including the resolution of any disagreements between management and the independent auditor). The independent auditor shall report directly to the Committee.

      The Committee is also required to pre-approve all audit, audit-related and permitted non-audit services to be rendered for the Company by the independent auditor (including the fees and other terms on which such services are to be rendered), subject to any exceptions permitted under the Exchange Act or the Commission’s regulations.

      In addition, the Committee shall:

1. Review and evaluate the lead partner of the independent auditor team.

2. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

3. Evaluate and report to the Board on its conclusions as to the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal audit department.

4. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by law.

5. Establish policies regarding the Company’s hiring of employees or former employees of the independent auditor.

6. Meet with the independent auditor to discuss the planning and staffing of the audit.

      Oversight of Internal Audit Department. The Committee shall engage in general oversight with respect to the internal audit department. For administrative purposes, the director of internal audit shall report to the Company’s Chief Executive Officer; for other purposes, he or she shall report to both the Chief Executive Officer and the Committee. In addition, the Committee shall:

1. Review significant reports to management prepared by the internal audit department, and management’s responses.

2. Discuss with the independent auditor and management the responsibilities, budget and staffing of the internal audit department and the scope of the internal audit.

      Compliance Oversight Responsibilities. The Committee shall obtain acknowledgement from the independent auditor that it will inform the Committee if the independent auditor detects or becomes aware of any illegal act and will provide a report to the Committee if the independent auditor reaches the conclusions specified in Section 10A of the Securities Exchange Act of 1934, as amended, with respect to such illegal acts. In addition, the Committee shall review the process for communicating the Company’s Code of Ethics to Company personnel and for monitoring compliance therewith, and shall establish, maintain and periodically review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      Proxy Statement Audit Committee Report. The Committee shall review and approve the report required by the Commission’s rules to be included in the Company’s proxy statements.

Delegation of Authority

      The Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees shall be reported to the full Committee no later than at its next scheduled meeting.

Counsel and Other Advisors; Company Funding Obligations

      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal counsel, or accounting or other advisors, to assist the Committee in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Committee, to pay the independent auditor, or to pay any such counsel or other advisors retained by the Committee.

Meetings; Executive Sessions

      The Committee shall meet as often as it deems necessary, but no less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor in executive sessions. In addition, the Committee may request any officer or other employee of the Company, counsel to the Company, or any representative of the independent auditor, to meet with the Committee, with one or more members of the Committee, or with counsel or another advisor to the Committee. Meeting agendas will be prepared and provided in advance to the Committee, together with appropriate briefing materials.

Reports to the Board; Minutes

      The Committee shall make regular reports to the Board regarding the Committee’s activities, including issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditor, and the performance of the internal audit function. Minutes of the meetings and other actions of the Committee shall be prepared and submitted for approval by the Committee and shall be furnished to the Board at regular intervals.

Committee Self-Assessment

      The Committee shall conduct an annual self-assessment of its performance with respect to its purposes and the authority and responsibilities set forth in this Charter. The results of the self-assessment shall be reported to the Board.

Committee Charter

      This Charter shall be subject to review and approval by the Board. The Committee shall review this Charter annually and adopt any changes deemed appropriate, subject to approval by the Board.

Limitation of Committee’s Role

      While the Committee has the responsibilities and powers set forth in this Charter, the fundamental responsibility for the Company’s financial statements and disclosures rests with the Company’s management.

EXHIBIT C

COMPUTER ASSOCIATES INTERNATIONAL, INC.

COMPENSATION AND HUMAN RESOURCE COMMITTEE CHARTER

General

      The purpose of this Charter is to set forth the composition, authority and responsibilities of the Compensation and Human Resource Committee of the Board of Directors of Computer Associates International, Inc.

Composition

      The members of the Committee shall be designated by the Board, on the recommendation of the Corporate Governance Committee of the Board, in accordance with the Company’s By-laws. One member of the Committee shall be designated Chair of the Committee.

      All members of the Committee shall meet the independence requirements of the New York Stock Exchange. In addition, each member shall qualify as an “outside director” of the Company, as such term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and as a “non-employee director” of the Company, as such term is defined in Securities and Exchange Commission Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or in any successor provision to either of the foregoing.

Authority and Responsibilities

      General. The general purpose of the Committee is to assist the Board in fulfilling its responsibilities, with respect to executive compensation and human resources matters. Without limiting the foregoing, the Committee shall have the following specific authorities and responsibilities:

1. The Committee shall be directly responsible for (a) reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer; (b) in coordination with the Corporate Governance Committee, evaluating his or her performance in light of those goals and objectives; and (c) together with the other independent directors, determining and approving his or her compensation level based upon such evaluation.

2. The Committee shall make recommendations to the Board with respect to the compensation of senior executives other than the Chief Executive Officer, including recommendations regarding equity-based and other incentive compensation plans.

3. Subject to the foregoing, the Committee shall determine, or recommend that the Board approve, the terms and conditions of the employment of senior officers of the Company, by contract or otherwise.

4. The Committee shall (a) from time to time, as it deems appropriate, review and recommend that the Board approve new executive compensation plans and programs, including incentive compensation and equity-based plans and programs; (b) administer such plans and programs in accordance with and subject to their terms; (c) monitor and review, no less than annually, such plans and programs to determine, among other things, whether they are achieving their intended purposes; and (d) recommend modifications to such plans and programs.

5. If a compensation consultant is to assist the Board or the Committee in the evaluation of compensation of the Chief Executive Officer or other senior executives, the Committee shall have sole authority to retain and terminate any such consultant, including sole authority to approve the fees and other terms on which any such consultant is retained.

6. In coordination with the Corporate Governance Committee, the Committee shall oversee management succession planning.

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7. The Committee shall be responsible for the administration of any plans or programs providing for the compensation of non-employee directors, but only to the extent that any such plan or program provides that the Committee shall be so responsible. If a compensation consultant is to assist in the evaluation of non-employee director compensation, the Committee may, at the request of the Corporate Governance Committee, act jointly with such Committee to retain and terminate any such consultant, including approval of the fees and other terms on which any such consultant is retained.

      Consultation with Other Independent Directors. Except as expressly provided in this Charter, in carrying out its responsibilities the Committee may consult with other independent members of the Board, so that its recommendations and actions reflect, to the extent appropriate, the collective views of the Committee and the independent members of the Board.

      Proxy Statement Report on Executive Compensation. The Committee shall review and approve the report required by Securities and Exchange Commission rules to be included in the Company’s proxy statements.

Delegation of Authority

      The Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees shall be reported to the full Committee no later than at its next scheduled meeting.

Counsel and Other Advisors; Company Funding Obligations

      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and terminate independent legal counsel or other advisors to assist the Committee in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Committee, to pay any such counsel or other advisors retained by the Committee, as well as any consulting firms retained by the Committee to assist in the evaluation of CEO, senior executive or non-employee director compensation.

Meetings; Executive Sessions

      The Committee shall meet as often as it deems necessary. The Committee shall meet periodically in executive sessions, with or without such officers or other employees of the Company, counsel to the Company, counsel or other advisors to the Committee, or other parties, as the Committee may determine. Meeting agendas will be prepared and provided in advance to the Committee, together with appropriate briefing materials.

Reports to the Board; Minutes

      The Committee shall make regular reports to the Board regarding the Committee’s activities. Minutes of the meetings and other actions of the Committee shall be prepared and submitted for approval by the Committee and shall be furnished to the Board at regular intervals.

Committee Self-Assessment

      The Committee shall conduct an annual self-assessment of its performance with respect to its purposes and the authority and responsibilities set forth in this Charter. The results of the self-assessment shall be reported to the Board.

Committee Charter

      This Charter shall be subject to review and approval by the Board. The Committee shall review this Charter annually and adopt any changes deemed appropriate, subject to approval by the Board.

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EXHIBIT D

COMPUTER ASSOCIATES INTERNATIONAL, INC.

CORPORATE GOVERNANCE COMMITTEE CHARTER

General

      The purpose of this Charter is to set forth the composition, authority and responsibilities of the Corporate Governance Committee of the Board of Directors of Computer Associates International, Inc.

Composition

      The members of the Committee shall be designated by the Board, on the recommendation of the Committee, in accordance with the Company’s By-laws. One member of the Committee shall be designated Chair of the Committee.

      All members of the Committee shall meet the independence requirements of the New York Stock Exchange.

Authority and Responsibilities

      General. The general purpose of the Committee is to assist the Board in fulfilling its responsibilities with respect to the governance of the Company. These responsibilities include making recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors, and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of Committees of the Board, the designation of Committee Chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position, and the distribution of information to the Board and its Committees; and (3) the compensation of non-employee directors. In coordination with the Compensation and Human Resource Committee, the Committee is also responsible for overseeing the evaluation of the Company’s Chief Executive Officer and management succession planning.

      In addition, the Committee is responsible for overseeing the Company’s corporate governance policies, practices and programs, including its relationships and communications with institutional investors and other interested parties; responses to governance-related legislative and regulatory initiatives and shareholder proposals; and encouraging continuous improvement and the implementation of “best practices” in corporate governance.

      Without limiting the foregoing, the Committee shall have the following specific authorities and responsibilities:

1. The Committee shall periodically assess the size and composition of the Board in light of the Company’s operations and other relevant factors.

2. The Committee shall periodically evaluate and recommend modifications of qualifications and other criteria for service as a director, including criteria for director independence and service on one or more Board Committees.

3. The Committee shall monitor compliance with the criteria for service as a director, as well as for service on a particular Board Committee. As part of this responsibility, the Committee shall be notified of any change in a director’s principal occupation, the election of a director to the board of directors (or similar body) or any board committee of another entity, or the director’s removal or other cessation of service as a member of any such board or committee, and shall recommend whether such director should resign or be removed as a director of the Company or as a member of any Board Committee or whether any other action should be taken.

4. On an annual basis, the Committee shall review and recommend whether existing directors shall be nominated for re-election, based upon the evolving needs of the Company and other relevant factors. As part of this responsibility, the Committee shall evaluate and make recommendations to the Board with respect to waiving the Company’s Corporate Governance Principles concerning age and term limits of directors.

5. The Committee shall identify individuals qualified to become directors, consistent with criteria approved by the Board; shall coordinate and assist the Board in the recruitment of new directors; and shall recommend to the Board candidates for election as directors. The Committee shall have sole authority to retain and terminate any search or similar firms to be used to identify candidates for election as director, including sole authority to approve the fees and other terms on which any such firm is retained.

6. The Committee shall evaluate and make recommendations to the Board concerning the nature and composition of Board Committees, including the designation of Committee Chairs, Board Committee structure and operations, and the extent to which Committee assignments should be rotated over time.

7. The Committee shall coordinate, at least annually, a self-assessment by the Board of its operations and performance and the overall operations and performance of the Board Committees generally, and shall prepare an assessment of the Board’s performance that shall be discussed with the Board.

8. The Committee shall evaluate and make recommendations concerning the designation of a Lead Independent Director, or a Chairman of the Board, as well as the responsibilities of such position.

9. The Committee shall evaluate and make recommendations concerning the compensation of non-employee directors and shall be responsible for the oversight and administration of any plans or programs providing for the compensation of non-employee directors (except to the extent that any such plan or program provides that another Board Committee shall be responsible for such administration, and subject in any case to the Committee’s authority to delegate the administration of any such plans for programs). If a compensation consultant is to assist in the evaluation of non-employee director compensation, the Committee, acting alone or jointly with the Compensation and Human Resource Committee, shall have authority to retain and terminate the consulting firm, including authority to approve the fees and other terms on which any such firm is retained.

10. The Committee shall evaluate and make recommendations concerning the distribution of information to the Board and its Committees, including the content and timing of delivery of materials relating to meetings of the Board and Board Committees as well as general information about the Company and its operations.

11. The Committee shall periodically evaluate the Company’s Corporate Governance Principles in light of current best practices and other relevant factors, and shall recommend to the Board any changes in such Principles deemed necessary or appropriate.

12. The Committee shall review any proposed changes to the Company’s Certificate of Incorporation, By-laws and other documents affecting the rights of the Company’s stockholders or otherwise affecting the Company’s corporate governance, and shall make recommendations to the Board with respect to any such changes.

13. The Committee shall be responsible for overseeing the implementation and maintenance of director orientation and education programs.

14. In coordination with the Compensation and Human Resource Committee, the Committee shall (a) evaluate the performance of the Chief Executive Officer in light of corporate goals and objectives approved by the Compensation and Human Resource Committee, and (b) oversee management development and succession planning.

      Corporate Governance Officer. The Company shall designate an individual to serve as Corporate Governance Officer. The Corporate Governance Officer shall report to the Company’s General Counsel for administrative purposes and to both the General Counsel and the Committee for other purposes; provided, however, that the Corporate Governance Officer shall at all times have unrestricted access to the Committee or any member of the Committee or the Board for any purpose he or she shall deem appropriate.

      Proxy Statement Report. The Committee shall consider rendering (but shall not be required to render) a report on the Committee’s activities and achievements for inclusion in the Company’s proxy statements.

Delegation of Authority

      The Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees shall be reported to the full Committee no later than at its next scheduled meeting.

Counsel and Other Advisors; Company Funding Obligations

      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and terminate the retention of independent legal counsel or other advisors to assist the Committee in carrying out its responsibilities, including any search or similar firm retained to identify candidates for election as director, as discussed above. The Company shall provide for appropriate funding, as determined by the Committee, to pay any such counsel or other advisors retained by the Committee, as well as any search or similar firms retained by the Committee to identify candidates for election as director and any consulting firm retained to assist in the evaluation of non-employee director compensation.

Meetings; Executive Sessions

      The Committee shall meet as often as it deems necessary. The Committee shall meet periodically in executive sessions, with or without such officers or other employees of the Company, counsel to the Company, counsel or other advisors to the Committee, or other parties, as the Committee may determine. Meeting agendas will be prepared and provided in advance to the Committee, together with appropriate briefing materials.

Reports to the Board; Minutes

      The Committee shall make regular reports to the Board regarding the Committee’s activities. Minutes of the meetings and other actions of the Committee shall be prepared and submitted for approval by the Committee and shall be furnished to the Board at regular intervals.

Committee Self-Assessment

      The Committee shall conduct an annual self-assessment of its performance with respect to its purposes and the authority and responsibilities set forth in this Charter. The results of the self-assessment shall be reported to the Board.

Committee Charter

      This Charter shall be subject to review and approval by the Board. The Committee shall review this Charter annually and adopt any changes deemed appropriate, subject to approval by the Board.

Notice: If you plan on attending the 2004 Annual Meeting,
please cut out and use the admission ticket(s) below.

No admission will be granted without an admission ticket.

Annual Meeting of Stockholders

August 25, 2004, 10:00 a.m. (Eastern Daylight Time)
Wyndham Wind Watch Hotel
1717 Motor Parkway
Hauppauge, NY 11788
1-631-232-9800

From East of Islandia:
Take 495 West to Exit 58
(Old Nichols Road). Go North on
Old Nichols Road. Make a left
onto Motor Parkway. The
Wyndham Wind Watch Hotel is
on the right.
From West of Islandia:
Take 495 East to Exit 57
(Motor Parkway). At the light, turn
left. Go straight across Route 454
(Veterans Highway). The Wyndham
Wind Watch Hotel is on the left.

PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

-

Admission Ticket	Admission Ticket

Annual Meeting of Stockholders Wyndham Wind Watch Hotel 1717 Motor Parkway Hauppauge, NY 11788 1-631-232-9800 August 25, 2004 10:00 a.m. EDT Admit ONE	Annual Meeting of Stockholders Wyndham Wind Watch Hotel 1717 Motor Parkway Hauppauge, NY 11788 1-631-232-9800 August 25, 2004 10:00 a.m. EDT Admit ONE

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

		FOR	WITHHOLD
1.	Election of the following director nominees to serve for the following year and until their successors are elected:	☐	☐

Nominees:

01 Russell M. Artzt	06 Jay W. Lorsch
02 Kenneth D. Cron	07 Lewis S. Ranieri
03 Alfonse M. D’Amato	08 Walter P. Schuetze
04 Gary J. Fernandes	09 Laura S. Unger
05 Robert E. La Blanc

Withhold vote only from:

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as the Company’s registered public accountant for the fiscal year ending March 31, 2005.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Stockholder Proposal.	☐	☐	☐

IF YOU WISH TO VOTE BY TELEPHONE
OR INTERNET PLEASE READ THE
INSTRUCTIONS BELOW

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Date	Signature	Joint Signature	Title or Authority
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. CORPORATE PROXIES SHOULD BE SIGNED IN CORPORATE NAME BY AN AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES OR GUARDIANS SHOULD GIVE THEIR TITLE WHEN SIGNING.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/ca	OR	Telephone 1-800-435-6710	OR	Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.ca.com

COMPUTER ASSOCIATES INTERNATIONAL, INC.
2004 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE COMPUTER ASSOCIATES BOARD OF DIRECTORS FOR THE 2004
ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 25, 2004.

     The undersigned hereby appoints Robert B. Lamm and Jeff Clarke, and each of them, as proxies, acting jointly and severally, with full power of substitution, for and in the name of the undersigned to vote all shares of Common Stock, par value $.10 per share, of Computer Associates International, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, August 25, 2004 at 10:00 a.m. Eastern Daylight Time, at the Wyndham Wind Watch Hotel, 1717 Motor Parkway, Hauppauge, New York, and at any adjournment or postponement thereof, upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and upon such other matters as may properly come before the Annual Meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND “AGAINST” PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. AT PRESENT, THE BOARD KNOWS OF NO OTHER BUSINESS WHICH WILL COME BEFORE THE MEETING.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued on Reverse Side. Please Sign and Date.)
Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

ADMISSION TICKET

Notice: If you plan on attending the 2004 Annual Meeting,
please use this admission ticket.

No admission will be granted without an admission ticket.

ANNUAL MEETING OF STOCKHOLDERS
AUGUST 25, 2004, 10:00 A.M. (EASTERN DAYLIGHT TIME)
WYNDHAM WIND WATCH HOTEL
1717 MOTOR PARKWAY
HAUPPAUGE, NY 11788
1-631-232-9800

From East of Islandia: Take 495 West to Exit 58. (Old Nichols Road.) Go North on Old Nichols Road. Make a left on Motor Parkway. The Wyndham Wind Watch Hotel is on the right.

From West of Islandia: Take 495 East to Exit 57. (Motor Parkway.) At the light, turn left. Go straight across Route 454 (Veterans Highway.) The Wyndham Wind Watch Hotel is on the left.

Please sign, date, and return the proxy card promptly using the enclosed envelope even if you plan to attend the 2004 Annual Meeting.